Exhibit 6.23

LEASE

BY AND BETWEEN

SAN MARCOS PREMIUM OUTLETS, L.P.,

a Delaware limited partnership

AND

IMPOSSIBLE KICKS HOLDING COMPANY, INC,

a Delaware corporation

SAN MARCOS PREMIUM OUTLETS

LEASE

THIS LEASE made this 20th day of February, 2023, by and between SAN MARCOS PREMIUM OUTLETS, L.P., a Delaware limited partnership (“Landlord”), and IMPOSSIBLE KICKS HOLDING COMPANY, INCL. A Delaware corporation (“Tenant”);

WITNESSETH THAT, in consideration of the rents, covenants and agreements hereinafter set forth, such parties enter into the following agreement:

ARTICLE I

BASIC LEASE INFORMATION AND DEFINITIONS

Section 1.1. Basic Lease Information.

This Article I is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects. In addition to the other provisions which are elsewhere defined in this Lease, the following, whenever used in this Lease, shall have the meanings set forth in this Section:

(a)	Center: San Marcos Premium Outlets, situated in the City of San Marcos, County of Hays, State of Texas.

(b)	Premises: Room 725. Landlord shall have the right to change the room designation upon written notice to Tenant.

(c)	Store Floor Area: 3,270 square feet.

(d)	Lease Term: Commencing on the Commencement Date and continuing until the last day ~~of January next following the end~~ of the fifth (5th) Lease Year.

(e)	Commencement Date: April 1, 2023.

(f)	Required Completion Date: April 1, 2023.

(g)	Minimum Annual Rent: A Minimum Annual Rent of of Store Floor Area, or per annum (based on the Store Floor Area), payable in equal monthly installments, in advance upon the first day of each and every month commencing upon the Commencement Date and continuing thereafter through and including the last day of the first (1st) Lease Year;

A Minimum Annual Rent of                                             of Store Floor Area, or                                                                                                                   per annum (based on the Store Floor Area), payable in equal monthly installments, in advance upon the first day of each and every month during the second (2nd) Lease Year of the Lease Term; and

A Minimum Annual Rent of                                   of Store Floor Area, or                                                                                                                         per annum (based on the Store Floor Area), payable in equal monthly installments, in advance upon the first day of each and every month commencing upon the third (3rd) Lease Year of the Lease Term

A Minimum Annual Rent of                                      of Store Floor Area, or                                                                                                                                    per annum (based on the Store Floor Area), payable in equal monthly installments, in advance upon the first day of each and every month commencing upon the fourth (4th) Lease Year of the Lease Term; and

A Minimum Annual Rent of                                       of Store Floor Area, or                                                                                                                                per annum (based on the Store Floor Area), payable in equal monthly installments, in advance upon the first day of each and every month commencing upon the fifth (5th) Lease Year of the Lease Term and continuing thereafter through and including the last month of the Lease Term.

(h)	Percentage Rent Rate: Eight percent (8%).

(i)	Sales Breakpoint:	$2,677,312.50 per annum for each Lease Year from the Commencement Date through and including the expiration of the first (1st) Lease Year;
$2,757,427.50 per annum during the second (2nd) Lease Year;
$2,839,995.00 annum during the third (3rd) Lease Year;
$2,925,015.00 annum during the fourth (4th) Lease Year; and
$3,012,896.25 annum for each Lease Year during the remainder of the Lease Term (prorated for any Partial Lease Year).

(j)	Taxes:	Calculated as set forth in Section 4.5.

(k) Operating Cost Charge (“OC Charge”): Provided Tenant’s Commencement Date occurs on or before December 31, 2023, Tenant’s Base Year OC Charge shall be: Sixteen and 53/100 Dollars ($16.53) per square foot of Store Floor Area per annum (computed on an annualized basis for any partial calendar year), subject to adjustment as set forth herein. In the event Tenant’s Commencement Date is January 1, 2024 or thereafter, Tenant’s Base Year OC Charge shall be increased in accordance with the following. For and with respect to each and every calendar year or partial calendar year after the 2023 Base Year, the annual OC Charge shall be increased on the first day of each such calendar year or partial calendar year by an annual amount equal to five percent (5%) of the OC Charge payable by Tenant to Landlord for the immediately preceding calendar year (computed on an annualized basis for any partial calendar year).

(l) Trade Name: IMPOSSIBLE KICKS.

(m) Permitted Use: The Premises shall be occupied and used by Tenant solely for the purpose of conducting therein the business of the display and resell at retail of all major sneaker brands with the exception of designer brands along with the retail sale of streetwear apparel brands to include, but not limited be to, Adidas, Amiri, Anti-Social Club, Bape, Chrome Hearts, CIY, Dior, Eric Emmanuel, Essential, Gallery Dept., Impossible Kicks, Jordan, New Balance, Nike, Off White, Rhude, Supreme, Travis Scott, V Lone Palm Angels, Vone, and Yeezy and Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. ~~Tenant shall not sell any items that are manufactured by or for any other tenant or occupant of the Center, or which may violate the exclusive rights of any other Tenant in the Center.~~ Notwithstanding anything contained herein to the contrary, in no event shall Tenant’s use of the Premises violate the exclusive rights of other occupants in the Center, and Tenant agrees to promptly remove or reduce the square footage or display of any given item if requested to do so by Landlord. Notwithstanding anything herein, the Permitted Use is expressly for the sale and resale of multiple brands, and Tenant is not permitted to convert its use of the Premises to the sale of a single brand.

~~Tenant agrees that at all times during the Term it shall operate a true ‘Manufacturer’s Outlet’ retail store, selling generally such brand name merchandise at such prices as shall be typical of all other factory stores operated under Tenant’s Trade Name and Tenant shall discount one hundred percent (100%) of its merchandise offered for sale at the Premises by at least thirty-five percent (35%) from the regular suggested retail price thereof and shall display two (2) prices (the regular suggested retail price and the discounted selling price) on each item of merchandise offered for sale. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby represents, warrants and covenants to Landlord that Tenant is as of the date hereof, and will remain throughout the Term of the Lease, a ‘manufacturer’, with the products in the Premises being goods manufactured by or exclusively for Tenant, or produced under its label. Tenant understands and agrees that, notwithstanding any other provision of this Lease, any breach of the representations, warranties and/or covenants contained in this Section shall be a material default under this Lease which shall entitle Landlord to exercise the following remedies at Landlord’s election and in Landlord’s sole and absolute discretion in the event that Tenant shall fail to cure such breach within ten (10) days after the giving of notice of such breach from Landlord to Tenant. Landlord may elect, at any time during which such breach remains uncured by Tenant, to immediately terminate this Lease or, alternatively, to increase the Minimum Annual Rent set forth in Article I as may have been increased pursuant to other provisions of this Lease, by Two and 00/100 Dollars ($2.00) per square foot of the Store Floor Area of the Premises. The election by Landlord to increase Tenant’s Minimum Annual Rent hereunder shall not preclude Landlord from exercising its termination right hereunder for so long as such breach is uncured by Tenant.~~

Tenant represents, warrants and covenants that such all merchandise offered for sale in the Premises will be offered for sale in compliance with all applicable laws and regulations, including any federal or state consumer fraud act or similar act or statute. Tenant agrees to defend (at Landlord’s option), indemnify and hold Landlord harmless from and against any claims, damages (including punitive or other exemplary damages), costs and attorneys’ fees brought by third parties against Landlord and which relate to Tenant’s discounting practices in the Premises. The foregoing indemnification shall include, without limitation, any alleged violation of any federal or state consumer fraud act or similar act or statute.

(n) Advertising Fee: Tenant’s annual contribution toward Landlord’s cost of promoting the Center. Tenant’s Advertising Fee shall be payable at the initial rate of Four and 50/100 Dollars ($4.50) per square foot of Store Floor Area per annum (computed on an annualized basis for any partial calendar year). The Advertising Fee is payable on a calendar year basis and is subject to annual increase, effective January 1 following the Commencement Date and on each January 1 thereafter, by three percent (3%) per annum. (Section 14.1).

(o)	Security Deposit: One Thousand and 00/100 Dollars ($1,000.00). (Section 15.1).

(p)	Notice Address:

Landlord	SAN MARCOS PREMIUM OUTLETS, L.P.
c/o M.S. Management Associates Inc. 225 West Washington Street
Indianapolis, Indiana 46204-3438

Tenant	IMPOSSIBLE KICKS HOLDING COMPANY, INC
300 Spectrum Center Drive, Suite 400
Irvine, California 92618

(q)	Remittance Address:	SAN MARCOS PREMIUM OUTLETS, L.P.
Post Office Box 776300 Chicago, Illinois 60677-6300

Section 1.2. Definitions.

(a) “Center” shall mean, as the same may be changed from time to time, the land and buildings and other improvements from time to time constituting an integrated shopping center which Landlord and others have constructed or caused to be constructed.

(b) “Landlord’s Tract” shall mean that portion (or portions) of the land in the Center and the buildings and other improvements thereon which at any time in question Landlord owns or which Landlord leases as tenant under a sale leaseback or under a ground lease or sublease, it being understood that Landlord may not own or control portions of the Center. Landlord reserves unto itself the unlimited right to modify the configuration of Landlord’s Tract at any time for the purpose of incorporating additional Major Space tenants and other buildings within the Center.

ARTICLE II

LEASED PREMISES AND TERM

Section 2.1. Leased Premises.

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises as depicted on Exhibit “A”. The Store Floor Area shall be measured to the center line of all party or adjacent tenant walls, to the exterior faces of all other walls and to the building line where there is no wall. The parties agree that Landlord’s determination of the Store Floor Area shall be final, binding and conclusive.

Section 2.2. Roof and Walls.

Landlord shall have the exclusive right to use all or any part of the side and rear walls of the Premises and the roof for any purpose, including but not limited to erecting signs or other structures on or over all or any part of the same, erecting scaffolds and other aids to the construction and installation of the same, and installing, maintaining, using, repairing and replacing pipes, ducts, conduits and wires leading through, to or from the Premises and serving other parts of the Center in locations which do not materially interfere with Tenant’s use of the Premises. Tenant shall have no right whatsoever in the exterior of exterior walls of the Premises or the roof or any portion of the Center outside the Premises, except as provided in Exhibit “B” hereof.

Section 2.3. Lease Term.

The term of this Lease (hereinafter called “Lease Term”) shall commence upon the Commencement Date and shall thereafter end on the last day of the fifth (5th) Lease Year, unless sooner terminated as herein provided.

Section 2.4. Lease Year Defined.

“Lease Year,” as used herein, means a period of twelve (12) consecutive months during the Lease Term, the first full Lease Year commencing on the Commencement Date and continuing through the twelfth (12th) full calendar month occurring on or after the Commencement Date. “Partial Lease Year” means that portion of the Lease Term prior to the first full Lease Year or following the last full Lease Year.

Section 2.5. Relocation of Premises.

A. In the event Landlord shall add additional buildings to the Center or expand any of the buildings currently contained therein or renovate or reconfigure any part of the Center in the vicinity of the Premises, Landlord shall have the right, subject to Landlord’s and Tenant’s right of termination as set forth in subparagraph (B), to require Tenant to relocate its operation, at ~~Tenant’s~~ Landlord’s expense, to other premises (the “New Premises”) in another part of the Center or building in accordance with the following:

(i) Landlord shall notify Tenant, at least one hundred ninety (90) days prior to the proposed relocation date, of Landlord’s intention to relocate Tenant’s operation to the New Premises;

(ii) The proposed relocation date and the size, configuration and location of the New Premises shall be set forth in Landlord’s notice; and

(iii) The New Premises shall be substantially the same in size and configuration as the Premises described in the Lease.

B. In the event the New Premises described in Landlord’s relocation notice are unacceptable to Tenant, Tenant shall have the right, exercisable by written notice to Landlord, given thirty (30) days following receipt of Landlord’s relocation notice, to terminate this Lease, such termination to be effective as of the proposed relocation date as set forth in Landlord’s notice. Failure by Tenant to timely exercise such right shall be deemed a waiver with respect thereto and confirmation that the New Premises are acceptable to Tenant. In addition, if Tenant fails to exercise such right of termination by written notice to Landlord given within thirty (30) days following receipt of Landlord’s relocation notice or to accept the New Premises in writing by written notice to Landlord given within thirty (30) days following receipt of Landlord’s relocation notice, then Landlord shall have the right, at any time thereafter, to terminate this Lease effective the later of (a) thirty (30) days following Tenant’s receipt of Landlord’s notice of termination or (b) the proposed relocation date as set forth in Landlord’s relocation notice. Tenant shall have the right to accept the New Premises only for the unexpired term of this Lease.

C. In the event Landlord requires the relocation of Tenant’s operation for any other reason, then Landlord reserves the right at any time during the Lease Term hereof to require Tenant to relocate to the New Premises upon the following terms and conditions: (a) the New Premises shall contain a Store Floor Area which shall not vary more than ten percent (10%) from the Store Floor Area contained in the Premises; (b) Landlord shall notify Tenant not less than ninety (90) days prior to the date Tenant is required to surrender possession of the Premises; (c) Landlord shall, at Landlord’s cost and expense, complete the leasehold improvements in the New Premises, in accordance with the plans and specifications approved by Landlord with respect to Tenant’s original work in the Premises; (d) Tenant shall, within fifteen (15) days after possession of the New Premises has been tendered to Tenant, open for business in the New Premises; and (e) Tenant shall surrender possession of the Premises to Landlord in accordance with the provisions of Section 9.3 within fifteen (15) days after possession of the New Premises has been tendered to Tenant.

D. The New Premises shall be subject to the same terms, conditions and covenants as the Premises except that if the Store Floor Area of the New Premises differs from the Store Floor Area of the Premises, then the Minimum Rent and Sales Breakpoint shall be proportionately adjusted. Upon the occurrence of any relocation pursuant to this Section 2.5, the parties hereto shall promptly execute an amendment to this Lease reflecting such relocation of Tenant and, if applicable, any adjustment to the Minimum Rent and Sales Breakpoint.

E. Landlord has made no representation as to any additional improvements or stores or any existing stores in the Center and this provision does not create any rights of option, first refusal or otherwise with respect to any present or future space in the Center.

Section 2.6. Modifications to the Center.

Notwithstanding anything in this Lease contained, Landlord reserves the right to change or modify and add to or subtract from the size and dimensions of the Center or any part thereof, the number, location and dimensions of buildings and stores, the size and configuration of the parking areas, entrances, exits and parking aisle alignments, dimensions of hallways and corridors, the number of floors in any building, the location, size and number of tenants’ spaces and kiosks which may be erected in or fronting the Center or otherwise, the identity, type and location of other stores and tenants, and the size, shape, location and arrangement of Common Areas (hereinafter defined), and to design and decorate any portion of the Center as it desires.

ARTICLE III

TENANT’S WORK

Section 3.1. Tenant’s Work.

Tenant agrees to accept the Premises in its present “as is” condition. Further alterations of this room will be at the Tenant’s sole expense and deemed to be Tenant’s Work, including, but not limited to, all work designated as Tenant’s Work in Exhibit “B”, and Tenant shall do and perform all Tenant’s Work diligently and promptly and in accordance with the following provisions.

Section 3.2. Tenant’s Obligations Before Commencement Date.

~~As soon as reasonably possible hereafter, Landlord shall deliver to Tenant the Tenant Information Package and the same shall become a part hereof by this reference as Exhibit “B-1” (hereinafter referred to as “Tenant Information Package”). Within forty five (45) days after the date of this Lease or the date of receipt of a drawing of the Premises and Tenant Information Package, whichever is later~~If Tenant intends to complete Tenant’s Work in the Premises, Tenant will submit to Landlord one (1) electronic copy of plans and specifications, prepared by a registered architect or engineer, of all Tenant’s Work to be done within the Premises (hereinafter called “Tenant’s Plans”), prepared in conformity with Exhibit “B” ~~and the Tenant Information Package~~. Within thirty (30) days after receipt of Tenant’s Plans, Landlord shall notify Tenant of any failures of Tenant’s Plans to conform to Exhibit “B”, the Tenant Information Package or otherwise to meet with Landlord’s approval. Tenant shall within fifteen (15) days after receipt of any such notice cause Tenant’s Plans to be revised to the extent necessary to obtain Landlord’s approval and resubmitted for Landlord’s approval. When Landlord has approved the original or revised Tenant’s Plans, Landlord shall sign and return (which signature and return may be transmitted electronically) one (1) set of approved Tenant’s Plans to Tenant and the same shall become a part hereof by this reference as Exhibit “B-2”. Approval of plans and specifications by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency or conformity with applicable laws (including but not limited to the Americans with Disabilities Act of 1990 and the Williams-Steiger Occupational Safety and Health Act), and Tenant shall be solely responsible for such plans and specifications. Tenant shall not commence any of Tenant’s Work until Landlord has approved Exhibit “B-2,” unless prior Landlord approval has been obtained in writing.

Landlord shall notify Tenant not less than fifteen (15) days in advance of the time when Tenant can commence Tenant’s Work; and Tenant shall commence such work not later than the date specified in such notice (although Landlord may not have completed Landlord’s Work on such date and may be in the Premises concurrently with Tenant), complete the same in strict accordance with Exhibits “B” and “B-2”, install all store and trade fixtures, equipment, stock in trade, merchandise and inventory, and open for business therein not later than the Required Completion Date. Tenant hereby releases Landlord and its contractors from any claim whatsoever for damages against Landlord or its contractors for any delay in the date on which the Premises shall be ready for delivery to Tenant. In the event possession of the Premises is not delivered to Tenant within two (2) years of the date of this Lease, then this Lease automatically shall become null and void and neither party shall have any liability or obligation to the other hereunder.

Section 3.3. Failure of Tenant to Perform.

Because of the difficulty or impossibility of determining Landlord’s damages resulting from Tenant’s failure to open for business fully fixtured, stocked and staffed on the Commencement Date, including, but not limited to, damages from loss of Percentage Rent (hereinafter defined) from Tenant and other tenants, diminished saleability, leasability, mortgageability or economic value of the Center or Landlord’s Tract, if Tenant fails to commence Tenant’s Work within the time provided above and proceed with the same diligently, or to open for business fully fixtured, stocked and staffed on or before the Commencement Date or to perform any of its obligations to be performed prior to the Required Completion Date, Landlord may, without notice or demand, in addition to the right to exercise any other remedies and rights herein or at law provided, collect rent from the Commencement Date in an amount equal to the Minimum Annual Rent (hereinafter defined) and other additional rent and other amounts payable by Tenant hereunder, and, in addition thereto, an amount equal to twenty-five percent (25%) of 1/365ths of the Minimum Annual Rent for each day that Tenant has failed to open for business on and after the Commencement Date, which latter amount shall be in lieu of Percentage Rent that might have been earned had Tenant opened in timely fashion. In addition, Landlord may terminate this Lease, in which event Landlord shall have the right to recover, as liquidated damages and not as a penalty, a sum equal to the Minimum Annual Rent payable for one (1) Lease Year, plus all expenses incurred by Landlord pursuant to this Section, plus the cost of any alterations or repairs which Landlord in its sole discretion deems advisable to relet the Premises. In the event that Tenant fails to make timely submission of Tenant’s Plans as provided in this Lease, then Landlord shall have the right, in addition to its other rights and remedies as herein provided, to collect from Tenant a sum which shall be One Hundred and 00/100 Dollars ($100.00) per calendar day for each day that Tenant’s Plans are not so submitted. All remedies in this Lease or at law provided shall be cumulative and not exclusive.

Section 3.4. Condition of Premises.

Tenant’s taking possession of the Premises shall be conclusive evidence of Tenant’s acceptance thereof in good order and satisfactory condition. Tenant shall acknowledge taking possession of the Premises in writing. Tenant agrees that Landlord has made no representations as to conformance with applicable laws respecting the condition of the Premises or the presence or absence of Hazardous Materials (hereinafter defined) in, at, under or abutting the Premises or the environment. Tenant also agrees that no representations respecting the condition of the Premises, no warranties or guarantees, expressed or implied, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to workmanship or any defects in material, and no promise to decorate, alter, repair or improve the Premises either before or after the execution hereof, have been made by Landlord or its agents to Tenant unless the same are contained herein.

Section 3.5. Certification.

Within fifteen (15) days after the date Tenant ~~opens for business~~ completes Tenant’s Work in the Premises, Tenant shall deliver to Landlord the following: (a) Tenant’s affidavit stating that the work to be performed by Tenant pursuant to the terms of this Lease has been completed in ~~strict~~ substantial compliance with Exhibit “B” and Tenant’s Plans, as approved by Landlord, and that no security interest under the Uniform Commercial Code or chattel mortgages are outstanding or have been filed, it being intended that any such affidavit may be relied upon by Landlord and that any deliberate misstatement by Tenant shall constitute an event of default hereunder; (b) an affidavit of any general contractor performing Tenant’s Work stating that all subcontractors, laborers and material men who have performed work on or furnished materials to the Premises (whose names and addresses shall be recited in the affidavit) have been paid in full and that all liens therefor that have or might be filed have been discharged of record or waived; (c) a complete release and waiver of lien with respect to the Premises from any general contractor and all subcontractors who have performed work on or furnished material to the Premises, or in lieu thereof, an attorney’s certification that the lien period for the work performed on Tenant’s behalf in the Premises has expired and that no liens in connection therewith have been filed; (d) ~~Tenant’s written acceptance of the Premises stating that Landlord has completed all of Landlord’s Work, if any, required to be performed by Landlord pursuant to the terms of this Lease and that Tenant reserves no claims, offsets or backcharges, or stating those claimed~~; (e) any monies owing to Landlord for the cost of any work done for or on behalf of Tenant, as set forth in Exhibit “B” annexed hereto or otherwise; and (f) all certificates and approvals with respect to the work performed by Tenant or on Tenant’s behalf to the extent ~~that may be~~ required by any governmental authorities. ~~as a condition for the issuance of an occupancy certificate for the Premises together with a copy of any occupancy certificate issued by the proper governmental authority for the Premises.~~

ARTICLE IV

RENT

Section 4.1. Minimum and Percentage Rent.

Tenant covenants and agrees to pay to Landlord, without notice or demand, at the Remittance Address, the Minimum Rent set forth in Article I, in advance upon the first day of each and every month of the Lease Term. If actual Store Floor Area is modified in accordance with Section 2.l, the Minimum Annual Rent and the Sales Breakpoint shall be deemed automatically increased or decreased based upon the Store Floor Area as thus determined, and any overpayments or underpayments of Minimum Monthly Rent and Percentage Rent to Landlord shall be adjusted accordingly. The failure of Tenant to object to any statement, invoice, or billing presented by Landlord, within thirty (30) days after receipt of such statement, invoice, or billing based on Store Floor Area, shall constitute Tenant’s acquiescence to the actual Store Floor Area as so determined by Landlord.

In addition to the payment of Minimum Rent, Tenant covenants and agrees to pay to Landlord, without notice or demand, at the Remittance Address, an amount, if any, equal to the Percentage Rent Rate applied against that portion of Tenant’s Adjusted Gross Sales during each Lease Year or Partial Lease Year in excess of the Sales Breakpoint for such period (hereinafter referred to as “Percentage Rent”). In the event of a Partial Lease Year, the Sales Breakpoint shall be determined by multiplying the Sales Breakpoint for the full Lease Year, by a fraction, the numerator of which shall be the number of days contained in such Partial Lease Year and the denominator of which shall be 365 days. If Minimum Rent for any Lease Year or Partial Lease Year is reduced or abated for any reason, the Sales Breakpoint shall be reduced in direct proportion to the reduction or abatement of Minimum Rent for the period of time that such reduction or abatement of Minimum Rent is in effect. If the Sales Breakpoint changes during a Lease Year, the Sales Breakpoint for that Lease Year shall be appropriately adjusted.

Section 4.2. Miscellaneous Rent Provisions.

If Tenant shall fail to pay any installment of Minimum Rent, Percentage Rent or any item of additional rent within five (5) days after the date the same became due and payable, then Tenant shall pay to Landlord a late payment service charge (“Late Charge”) covering administrative and overhead expenses equal to the greater of (a) $250.00 or (b) 5¢ per each dollar so overdue. Provision herein for payment of the Late Charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the times herein stipulated. If the Commencement Date is other than the first day of a month, Tenant shall pay on the Commencement Date a prorated partial Minimum Monthly Rent for the period prior to the first day of the next calendar month, and thereafter Minimum Monthly Rent payments shall be made not later than the first day of each calendar month.

Section 4.3. Percentage Rent.

Tenant shall (i) not later than the tenth (10th) day after the close of each calendar month, deliver to Landlord at the Center office a written statement certified under oath by Tenant or an officer of Tenant, showing Gross Sales and Adjusted Gross Sales made in such calendar month; and (ii) not later than thirty (30) days after the end of each Lease Year or Partial Lease Year, deliver to Landlord at the Center office a statement of Gross Sales and Adjusted Gross Sales for such Lease Year or Partial Lease Year the correctness of which is certified to by Tenant or an officer of Tenant. If Tenant fails to prepare and deliver any statement of Gross Sales and Adjusted Gross Sales required hereunder, within the time or times specified above, then Landlord shall have the right, in addition to the other rights and remedies set forth in this Lease, (a) to collect from Tenant a sum which shall be $250.00 which shall be deemed liquidated damages for administrative and overhead expenses resulting from such failure, and (b) to estimate Tenant’s Adjusted Gross Sales for any non-reported period and bill Tenant’s Percentage Rent accordingly. Landlord reserves the right, at Landlord’s option, to adjust Percentage Rent billings when actual Adjusted Gross Sales reports are received.

Percentage Rent shall become due and payable in each Lease Year on the fifteenth (15th) day of the month immediately following the month during which Adjusted Gross Sales exceed the Sales Breakpoint for such Lease Year, and thereafter shall be paid monthly on all additional Adjusted Gross Sales made during the remainder of such Lease Year, such payments to be made concurrently with the submission by Tenant to Landlord of the written statement of monthly Adjusted Gross Sales as provided for herein.

Tenant will preserve for at least three (3) years at Tenant’s notice address all original books and records disclosing information pertaining to Gross Sales and Adjusted Gross Sales and such other information respecting Gross Sales and Adjusted Gross Sales as Landlord requires, including, but not limited to, cash register tapes, sales slips, sales checks, gross income and sales tax returns, bank deposit records, sales journals and other supporting data including itemized records of permitted exclusions. Landlord and its agents shall have the right during business hours to examine and audit such books and records preserved by Tenant. If such examination or audit discloses a liability for Percentage Rent three percent (3%) or more in excess of the Percentage Rent paid by Tenant for any period and at least $500.00 of Percentage Rent is owed as the result of such audit, or if Tenant’s Gross Sales and Adjusted Gross Sales cannot be verified due to the insufficiency or inadequacy of Tenant’s records, or if Tenant shall have failed to furnish Landlord any monthly statement of Gross Sales and Adjusted Gross Sales during any Lease Year, Tenant shall promptly pay Landlord the cost of said audit. Tenant shall, in any event, pay to Landlord the amount of any deficiency in rents which is disclosed by such audit. If such examination or audit discloses an overpayment of Percentage Rent, then the excess, less the cost of such examination or audit, shall be credited to Tenant’s account. Tenant’s obligation to preserve all original books and records shall survive the expiration of the Lease Term or the earlier termination of this Lease.

Section 4.4. Gross Sales and Adjusted Gross Sales Defined.

As used herein, Gross Sales means the sale prices of all goods, wares and merchandise sold and the charges for all services performed by Tenant or any other person or entity in, at, or from the Premises for cash, credit or otherwise, without reserve or deduction for uncollected amounts, including but not limited to sales and services (i) where the orders originate in, at or from the Premises, regardless from whence delivery or performance is made, (ii) pursuant to mail, telephone, telegraph, catalogue, facsimile, internet, electronic, video and computer orders, and orders by means of other technology-based systems whether now existing or hereafter developed, and other orders received, placed or filled at the Premises, (iii) resulting from transactions originating in, at or from the Premises, and (iv) deposits not refunded to customers. Excluded from Gross Sales in order to determine Adjusted Gross Sales shall be: (i) exchanges of merchandise between Tenant’s stores made only for the convenient operation of Tenant’s business and not to consummate a sale made in, at or from the Premises, (ii) returns to manufacturers, (iii) refunds to customers (but only to the extent included in Gross Sales), (iv) sales of fixtures, machinery and equipment after use in Tenant’s business in the Premises, and (v) sales, excise or similar tax imposed by governmental authority and collected from customers and paid out by Tenant. No other taxes shall be deducted from Gross Sales.

Section 4.5. Taxes.

A. Definition. Landlord shall pay or cause to be paid, upon the discretion of Landlord but before delinquent, all Taxes (as hereinafter defined) levied, assessed, imposed, become due and payable, or liens arising in connection with the use, occupancy or possession of or become due and payable out of or for, the Center or any part thereof during the Lease Term. As used in this Section 4.5 the term “Taxes” shall mean and include all property taxes, both real and personal, any taxes based on the gross receipts of Landlord related to the Center regardless of how captioned or titled, (such as the so-called “margin tax” embodied in the Texas Tax Code, Chapter 171, as the same may be subsequently amended or modified), public and governmental charges and assessments, and all other taxes which Landlord is obligated to pay with respect to the development of the Center, including all extraordinary or special assessments or assessments against any of Landlord’s personal property now or hereafter located in the Center, all costs and expenses including, but not limited to consulting, appraisal and attorneys’ fees incurred by Landlord in researching, reviewing, evaluating, contesting, appealing or negotiating with public authorities (Landlord having the sole authority to conduct such a contest or enter into such negotiations) as to any of the same and all sewer, water and other utility taxes and impositions, but shall not include taxes on Tenant’s machinery, equipment, inventory or other personal property or assets of Tenant, Tenant agreeing to pay all taxes upon or attributable to such excluded property without apportionment.

Taxes shall not include interest and penalties due on delinquent Taxes, but shall include interest on Taxes withheld by virtue of Landlord making partial payment under protest in the event such partial payment is permitted in connection with a tax appeal proceeding.

B. Tenant’s Share. Tenant shall pay to Landlord, as additional rent, its proportionate share of all calendar year or fiscal year Taxes, such proportionate share to be prorated for periods at the beginning and end of the Lease Term which do not constitute full calendar months or years. Tenant’s share of Real Estate Taxes shall be the Taxes for the period in question, multiplied by a fraction the numerator of which shall be the Store Floor Area of the Premises and the denominator of which shall be ninety percent (90%) of the floor area of that portion of the Center which shall be included in the tax bill(s) in question. Tenant’s obligation to pay Taxes accrued during the Lease Term of this Lease shall survive the expiration and/or earlier termination of this Lease. Notwithstanding anything contained in this Lease to the contrary, Landlord shall, in calculating Tenant’s share of Taxes, have the further right to exclude in such calculation, the floor area of that portion of the Center which shall be included in the tax bill(s) in question allocated to any Major Space. The term “Major Space” shall mean any individual tenant space having at least 12,000 square feet of floor area. Notwithstanding anything herein contained to the contrary, Tenant’s proportionate share of Taxes is currently estimated to be Seven and 75/100 Dollars ($7.75) per square foot of Store Floor Area per annum for the calendar year 2023 (computed on an annualized basis for any partial calendar year).

C. Payment by Tenant. Tenant’s proportionate share of Taxes shall be paid in monthly installments commencing with the Commencement Date, in amounts initially estimated by Landlord, one (1) such installment being due on the first day of each full or partial month during the Lease Term. Upon notice from Landlord, such monthly installments shall increase or decrease from time to time to reflect the then current estimate of the amount of any Taxes due. When the actual amount of any such Taxes is determined by Landlord, Landlord will notify Tenant of such actual amount (in a format to be determined by Landlord) and of any excess or deficiency in the amount theretofore paid by Tenant as its share of such Taxes. Any such excess will be credited to Tenant’s account. Tenant will pay the amount of any deficiency to Landlord within ten (10) days following Landlord’s notice thereof. Tenant acknowledges and stipulates that Landlord has made no representations or agreement of any kind as to the total dollar amount of such Taxes, actual or estimated, or Tenant’s dollar share thereof.

D. Other Taxes. Tenant’s proportionate share of any governmental tax or charge (other than income tax) levied, assessed, or imposed on account of the payment by Tenant or receipt by Landlord, or based in whole or in part upon, the rents in this Lease reserved or upon the Center or the value thereof shall be paid by Tenant including any new direct or indirect tax or surcharge against the Center, the parking areas, or the number of parking spaces in the Center or any new direct or indirect tax or surcharge in addition to or by way of substitution for any existing tax or assessment which Landlord becomes obligated to pay with respect to the Center.

E. Larger Parcel. If the land under the Center is a part of a larger parcel of land for assessment purposes (the “Larger Parcel”), the taxes and assessments allocable to the land in the Center for the purpose of determining Taxes under this Section shall be deemed a fractional portion of the taxes and assessments levied against the Larger Parcel, the numerator of which is the acreage in the Center and the denominator of which is the acreage in the Larger Parcel.

Section 4.6. Additional Rent.

All amounts required or provided to be paid by Tenant under this Lease other than Minimum Annual Rent and Percentage Rent shall be deemed additional rent and Minimum Annual Rent, Percentage Rent and additional rent shall in all events be deemed rent.

Section 4.7. Landlord’s Expenses.

If Landlord pays any monies or incurs any expense to correct a breach of this Lease by Tenant or to do anything in this Lease required to be done by Tenant, or incurs any expense (including, but not limited to, attorneys’ fees and court costs), as a result of Tenant’s failure to perform any of Tenant’s obligations under this Lease, all amounts so paid or incurred shall, on notice to Tenant, be considered additional rent payable by Tenant with the first Minimum Monthly Rent installment thereafter becoming due and payable, and may be collected as provided by law in the case of rent.

Section 4.8. Government Incentives.

Tenant acknowledges that Landlord may receive certain funding, tax incentives and/or other incentives (“Incentives”) from the municipality, county or state, including, but not limited to, a private development district authorized under local or state law (the “Government”) in connection with its development of the Center. These Incentives may be conditioned upon Landlord providing the Government with certain information regarding the economic impacts of the development and operation of the Center, including, but not limited to, a summary of sales taxes, service payments made in lieu of taxes, and/or information regarding changes in employment and private investment resulting from the construction and operation of the Center, including such information as it pertains to Tenant’s business in the Premises. Landlord may be required, in connection with its leasing of space in the Center, to require its tenants to provide Landlord and/or the Government with such information as may reasonably be requested in furtherance of this requirement. In such event, and upon request from Landlord, Tenant agrees to supply Landlord and/or the Government with such information as the Government may reasonably request with respect to Tenant’s investment in its retail store, its employment data, its sales tax returns, and such other information as required by the Government and related to the economic impact of the Center. Landlord covenants that the information provided by Tenant hereunder shall be kept confidential and shall only be shared with the Government in connection with its commitment under the aforementioned Incentives requirement, and except as may otherwise be required by law.

ARTICLE V

PARKING AND COMMON AREAS AND FACILITIES

Section 5.1. Common Areas.

All parking areas, access roads and facilities furnished, made available or maintained by Landlord in or near the Center, including employee parking areas, truck ways, driveways, loading docks and areas, delivery areas, multi-story parking facilities (if any), package pickup stations, elevators, escalators, pedestrian sidewalks, open and covered courts, including the enclosed Center and Food Court, if any, courts and ramps, landscaped areas, retaining walls, stairways, public restrooms, bus stops, first-aid and comfort stations, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities and other areas and improvements provided by Landlord for the general use in common of tenants and their customers in the Center (all herein called “Common Areas”) shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right, from time to time, to establish, modify and enforce reasonable rules and regulations with respect to all Common Areas. Tenant agrees to comply with all rules and regulations set forth in Section 8.9 and all reasonable amendments thereto.

Landlord shall have the right from time to time to: change or modify and add to or subtract from the sizes, locations, shapes and arrangements of parking areas, entrances, exits, parking aisle alignments and other Common Areas; restrict parking by Tenant’s employees to designated areas; construct surface, sub-surface or elevated parking areas and facilities; establish and from time to time change the level or grade of parking surfaces; enforce parking charges (by meters or otherwise); add to or subtract from the buildings in the Center; and do and perform such other acts in and to said Common Areas as Landlord in its sole discretion, reasonably applied, deems advisable for the use thereof by tenants and their customers.

Section 5.2. Use of Common Areas.

Tenant and its business invitees, employees and customers shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas subject to such reasonable regulations as Landlord may from time to time impose and the rights of Landlord set forth above. If a car of Tenant, a concessionaire, employee or agent of Tenant is parked outside any area designated by Landlord for employee parking, Tenant authorizes Landlord to cause such car to be towed from the Center and Tenant shall reimburse Landlord for the cost thereof upon demand, and otherwise indemnify and hold Landlord harmless with respect thereto. Tenant shall abide by all rules and regulations and cause its concessionaires, officers, employees, agents, customers, and invitees to abide thereby. Landlord may at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage noncustomer parking, or for other reasonable purposes. Tenant shall furnish Landlord license numbers and descriptions of cars used by Tenant and its concessionaires, officers, and employees. Tenant shall not interfere with Landlord’s or other tenants’ rights to use any part of the Common Areas.

ARTICLE VI

COST TO OPERATE THE CENTER

Section 6.1. Expense of Operating the Center.

Landlord will operate, manage, maintain and repair or cause to be operated, managed, maintained or repaired, the Center.

Section 6.2. Tenant’s Share of Operating Costs.

In consideration of Landlord’s operation, management, maintenance and repair of the Center as provided herein, Tenant shall pay to Landlord, as additional rent, for and with respect to each and every calendar year during the Lease Term (prorated for any partial calendar year), in equal monthly installments due and payable in advance on the first day of each and every month during the Lease Term commencing with the Commencement Date, the OC Charge as calculated pursuant to Section 1.1 herein. Tenant acknowledges and agrees that, because the OC Charge is an amount agreed to by the parties, Tenant shall have no right to audit Landlord’s books and records concerning the OC Charge.

ARTICLE VII

UTILITIES AND SERVICES

Section 7.1. Utilities.

Tenant shall not install any equipment which can exceed the capacity of any utility facilities and if any equipment installed by Tenant requires additional utility facilities, the same shall be installed at Tenant’s expense in compliance with all code requirements and plans and specifications which must be approved in writing by Landlord. Tenant shall be solely responsible for and promptly pay all charges for use or consumption of sewer, gas, electricity, water and all other utility services. Landlord may make electrical service available to the Premises, and so long as Landlord continues to provide such electrical service Tenant agrees to purchase the same from Landlord and pay Landlord for the electrical service (based upon Landlord’s determination from time to time of Tenant’s consumption of electricity), as additional rent, on the first day of each month in advance (and prorated for partial months), commencing on the Commencement Date at the same cost as would be charged to Tenant from time to time by the utility company which otherwise would furnish such services to the Premises if it provided such services and metered the same directly to the Premises, but in no event at a cost which is less than the cost Landlord must pay in providing such electrical service. Landlord may supply water or other utilities to the Premises, and so long as Landlord continues to provide water or such other utilities Tenant shall pay Landlord for same at the same cost as would be charged to Tenant by the utility company which otherwise would furnish such service to the Premises if it provided such service and metered the same directly to the Premises, but in no event at a cost which is less than the cost Landlord must pay in providing such service, and in no event less than the minimum monthly charge which would have been charged by the utility company in providing such service. Subject to the applicable rules and regulations of the State Public Service Commission, Landlord may provide a shared tenant telephone service to the Premises and so long as Landlord continues to provide such telephone service Tenant agrees to purchase the same from Landlord and pay Landlord for the telephone service at the same cost as would be charged to Tenant by the utility company which otherwise would furnish such service to the Premises if it provided such service directly to the Premises, but in no event at a cost which is less than the cost Landlord must pay in providing such telephone service. Landlord shall have the right to designate an alternate third-party utility company or provider to provide any such utility service to the Premises and/or the Center.

Tenant shall be responsible for the installation, maintenance, repair and replacement of air conditioning, heating and ventilation systems within and specifically for the Premises, including all components such as air handling units, air distribution systems, motors, controls, grilles, thermostats, filters and all other components. Tenant shall contract for, in its own name, and shall pay for a qualified service contractor to periodically inspect, adjust, clean and repair such systems, including changing filters on a quarterly basis. Tenant shall promptly furnish a copy of each inspection and service report to the Center manager. If Tenant’s use of the Premises results in special exhaust requirements, Tenant shall have the exhaust fans interlocked with the make-up air units. If Tenant’s use of the Premises requires a grease trap, Tenant shall contract for, in its own name, and shall pay for a qualified service contractor to inspect, clean and repair such grease trap at such intervals as may be required by Tenant’s use, but in no event less frequently than once a month. Tenant shall promptly furnish a copy of the inspection and service report to the Center manager. In the event such grease trap services Tenant and other tenants in the Center, Landlord may elect to perform such inspection, cleaning and repairing, and Tenant shall pay to Landlord its proportionate share of the cost thereof based upon the number of tenants serviced by such grease trap. Tenant’s proportionate share of such cost shall be due and payable within ten (10) days after billings therefor are rendered to Tenant.

In the event Tenant requires the use of telecommunication services, including, but not limited to, credit card verification and/or other data transmission, then Tenant shall contract for such services with one of the service providers available at the Center.

Section 7.2. Enforcement and Termination.

In the event of any default by Tenant, Landlord reserves the right, in addition to all other rights and remedies available to Landlord, to cut off and discontinue, without notice or liability to Tenant, any utilities or services provided in accordance with the provisions of this Article VII. Landlord shall not be liable to Tenant in damages or otherwise if any utilities or services, whether or not furnished by Landlord hereunder, are interrupted or terminated because of repairs, installation or improvements, or any cause beyond Landlord’s reasonable control, nor shall any such termination relieve Tenant of any of its obligations under this Lease. Tenant shall operate the Premises in such a way as shall not waste fuel, energy, or natural resources. Tenant shall cooperate with Landlord’s reasonable directives to reduce energy consumption, including installation of new energy efficient equipment or the modification or replacement of existing equipment, as the case may be. If any governmental authority shall order mandatory energy conservation or if Landlord elects voluntarily to cooperate in energy conservation at the request of any governmental authority, including, without limitation, a reduction in operating hours or lighting usage, then Tenant shall comply with such requirements. Landlord may cease to furnish any one or more of said utilities or services to Tenant without liability for the same, and no discontinuance of any utilities or services shall constitute a constructive eviction.

ARTICLE VIII

CONDUCT OF BUSINESS BY TENANT

Section 8.1. Use of Premises.

The Premises shall be occupied and used by Tenant solely for the Permitted Use set forth in Article I. Tenant expressly understands and acknowledges that its Permitted Use is nonexclusive, and that other tenants may sell items identical or similar to those sold by Tenant and is based on the parties mutual understanding and agreement that the Center is an outlet center and that customers expect that most of the stores in the Center are outlet stores selling brand name merchandise at prices that are lower than can be found elsewhere for the same or similar merchandise. Tenant hereby warrants that it has the full and unfettered right to use the Trade Name, set forth in Article I, for the entire Lease Term and that such use will not in any way infringe on the rights of others. Tenant covenants and agrees to use the name of the Center in Tenant’s advertising of the Premises, whether printed or visual, and in Tenant’s stationery and other printed material, and further grants Landlord the right to use Tenant’s Trade Name in brochures, newspapers, advertisements, and other promotional material. The Permitted Use is a material consideration to Tenant entering into this Lease so as to permit Landlord to maintain an appropriate tenant mix, or balance, both to the quality and quantity of sales, within the Center in order to achieve the maximum gross sales for all tenants and to assure the continued operation of a full-service outlet shopping center development.

The Premises shall not be used, whether by Tenant or any other party, for any of the following activities: (a) operation of an automated teller machine (ATM) or any other machine or device performing any of the functions typically performed by ATM’s; (b) operation of one or more antennae or other transmission device for the purpose of distributing wireless frequency into the Common Areas of the Center; (c) display of signs, billboards or other advertising media not directly related to the conduct of Tenant’s primary business; (d) operation of vending machines of any kind or character, unless (i) access to such machines is strictly limited to Tenant’s employees only, and (ii) such machines are not visible to Tenant’s customers or the public; or (e) any other activity that is not directly or integrally related to the conduct of Tenant’s primary business activity or activities as described in Article I (Permitted Use) hereof.

Section 8.2. Prompt Occupancy and Use.

Tenant will occupy the Premises upon the Commencement Date and thereafter continuously operate and conduct in one hundred percent (100%) of the Premises during each hour of the entire Lease Term when Tenant is required under this Lease to be open for business the business permitted under Section 8.1 hereof, with a full staff and full stock of merchandise, using only such minor portions of the Premises for storage and office purposes as are reasonably required. The parties agree that: Landlord has relied upon Tenant’s occupancy and operation in accordance with the foregoing provisions; because of the difficulty or impossibility of determining Landlord’s damages which would result from Tenant’s violation of such provisions, including but not limited to damages from loss of Percentage Rent from Tenant and other tenants, and diminished saleability, mortgageability and economic value, Landlord shall be entitled to liquidated damages if it elects to pursue such remedy; therefore for any day that Tenant does not fully comply with the provisions of this Section 8.2 the Minimum Annual Rent, prorated on a daily basis, shall be increased by twenty-five percent (25%), such increased sum representing the damages which the parties agree Landlord will suffer by Tenant’s noncompliance. In addition to all other remedies, Landlord shall have the right to obtain specific performance by Tenant upon Tenant’s failure to comply with the provisions of this Section 8.2.

Notwithstanding anything contained in the Lease to the contrary, occasional de minimis failures (i.e. a late opening or early closing by no more than thirty (30) minutes each, not to exceed more than two (2) times per consecutive twelve (12) month period) to continuously use and occupy the Premises shall not be deemed a violation of this Section 8.2.

Section 8.3. Conduct of Business.

Such business shall be conducted under the Trade Name set forth in Article I unless another name is previously approved in writing by the Landlord and in such manner as shall assure the transaction of a maximum volume of business in and at the Premises. Tenant’s store shall be and remain open during all Regular Business Hours (as defined in Section 8.9).

Section 8.4. Operation by Tenant.

Tenant covenants and agrees that it will: not place or maintain any merchandise, vending machines or other articles in any vestibule or entry of the Premises or outside the Premises; store garbage, trash, rubbish and other refuse in rat-proof and insect-proof containers inside the Premises, and remove the same frequently and regularly and, if directed by Landlord, by such means and methods and at such times and intervals as are designated by Landlord, all at Tenant’s costs, including a pre-stocking charge for the removal of trash prior to the Commencement Date, and, upon Landlord’s request, provide a Waste Profile Sheet or equivalent information concerning contents of trash; not permit any sound system audible or objectionable advertising medium visible outside the Premises; keep all mechanical equipment free of vibration and noise and in good working order and condition; not commit or permit waste or a nuisance upon the Premises; not permit or cause odors to emanate or be dispelled from the Premises; not solicit business in the Common Areas nor distribute advertising matter to, in or upon any Common Area; not permit the loading or unloading or the parking or standing of delivery vehicles outside any area designated therefor, nor permit any use of vehicles which will interfere with the use of any Common Areas; comply with all laws, recommendations, ordinances, rules and regulations of governmental, public, private and other authorities and agencies, including those with authority over insurance rates, with respect to the use or occupancy of the Premises, and including but not limited to the Americans with Disabilities Act of 1990 and the Williams-Steiger Occupational Safety and Health Act; light the show windows of the Premises and all signs each night of the year for not less than one (1) hour after the Premises is permitted to be closed; not permit any noxious, toxic or corrosive fuel or gas, dust, dirt or fly ash on the Premises; not place a load on any floor in the Center which exceeds the floor load per square foot which such floor was designed to carry; store in the Premises only merchandise which Tenant intends to sell at, in or from the Premises, within a reasonable time after receipt thereof.

Landlord may make additional services, including but not limited to, music systems, pest control, trash removal, and/or trash compactor, cleaning, maintenance, and security, available to the Premises and, in such event, Tenant shall utilize such services, at Tenant’s expense.

Section 8.5. Emissions and Hazardous Materials.

A.	Emissions. Tenant shall not, without the prior written consent of Landlord:

(i)	make, or permit to be made, any use of the Premises or any portion thereof which emits, or permits the emission of an unreasonable amount of dust, sweepings, dirt, cinders, fumes or odors into the atmosphere, the ground or any body of water, whether natural or artificial (including rivers, streams, lakes, ponds, dams, canals, or flood control channels), or which emits, or permits the emission of dust, sweepings, dirt, cinders, fumes or odors into the atmosphere, the ground or any body of water, whether natural or artificial (including rivers, streams, lakes, ponds, dams, canals, or flood control channels) which is in violation of any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement;

(ii)	permit any vehicle on the Premises to emit exhaust which is in violation of any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement;

(iii)	create, or permit to be created, any sound pressure level which will interfere with the quiet enjoyment of any real property adjacent to the Premises, or which will create a nuisance or violate any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement;

(iv)	transmit, receive, or permit to be transmitted or received any electromagnetic, microwave or other radiation which is harmful or hazardous to any person or property in, on or about the Premises, or anywhere else, or which interferes with the operation of any electrical, electronic, telephonic or other equipment wherever located, whether on the Premises or anywhere else;

(v)	create, or permit to be created, any ground vibration that is discernible outside the Premises; or

(vi)	produce or permit to be produced any intense glare, light or heat except within an enclosed or screened area and then only in such manner that the glare, light or heat shall not be discernible outside the Premises.

B.	Hazardous Material.

Tenant shall not, without the prior written consent of Landlord, cause or permit, knowingly or unknowingly, any Hazardous Material (hereinafter defined) to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at the Premises. As used in this Lease, “Hazardous Material(s)” shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), as amended, 42 U.S.C. 6901 et seq. To obtain Landlord’s consent, Tenant shall have an “Environmental Audit” prepared by a Qualified Engineer or Environmental Professional for Landlord’s review to be relied upon by Landlord and for Landlord’s use. Such Environmental Audit shall list: (1) the name(s) of each Hazardous Material and a Material Safety Data Sheet (MSDS) as required by the Occupational Safety and Health Act; (2) the volume proposed to be used, stored and/or treated at the Premises (monthly); (3) the purpose of such Hazardous Material; (4) the proposed on-premises storage location(s); (5) the type and description of such storage area(s); (6) the location of sanitary and storm drains; (7) the name(s) of the proposed off-premises disposal entity; and (8) an emergency preparedness plan in the event of a release. Additionally, the Environmental Audit shall include copies of all required federal, state, and local permits concerning or related to the proposed use, storage, or treatment of Hazardous Materials at the Premises. Tenant shall submit a new Environmental Audit whenever it proposes to use, store, or treat a new Hazardous Material at the Premises or when the volume of existing Hazardous Materials to be used, stored, or treated at the Premises expands by ten percent (10%) during any thirty (30) day period. If Landlord in its reasonable judgment finds the Environmental Audit acceptable, then Landlord shall deliver to Tenant Landlord’s written consent. Notwithstanding such consent, Landlord may revoke its consent upon: (1) Tenant’s failure to remain in full compliance with applicable environmental permits and/or any other requirements under any federal, state, or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement (including but not limited to CERCLA and/or RCRA), related to environmental safety, human health, or employee safety; (2) the Tenant’s business operations pose or potentially pose a human health risk to other tenants; or (3) the Tenant expands its use, storage, or treatment of Hazardous Materials in a manner inconsistent with the safe operation of a shopping center. Should Landlord consent in writing to Tenant bringing, using, storing or treating any Hazardous Material in or upon the Premises, Tenant shall strictly obey and adhere to any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements (including but not limited to CERCLA and/or RCRA), which in any way regulates, governs or impacts Tenant’s possession, use, storage, treatment or disposal of said Hazardous Material. In addition, Tenant represents and warrants to Landlord that: (1) Tenant shall apply for and remain in compliance with applicable RCRA and state permits; (2) Tenant shall report to applicable governmental authorities any release of reportable quantities of a hazardous substance(s) as mandated by Section 103(a) of CERCLA; (3) Tenant, within five (5) days of receipt, shall send to Landlord a copy of any notice, order, inspection report, or other document issued by any governmental authorities relevant to the Tenant’s compliance status with environmental or health and safety laws; and (4) Tenant shall remove from the Premises all Hazardous Materials at the termination of this Lease.

In addition to, and in no way limiting, Tenant’s duties and obligations as set forth in Section 11.6 of this Lease, should Tenant breach any of its duties and obligations as set forth in this Section 8.5 of this Lease, or if the presence of any Hazardous Material on the Premises results in contamination of the Premises, the Center, any land other than the Center, the atmosphere, or any water or waterway (including groundwater), or if contamination of the Premises or of the Center by any Hazardous Material otherwise occurs for which Tenant is otherwise legally liable to Landlord for damages resulting therefrom, Tenant shall indemnify, save harmless and, at Landlord’s option and with attorneys approved in writing by Landlord, defend Landlord, and its contractors, agents, employees, partners, officers, directors, and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses of any and every kind and nature (including, without limitation, diminution in value of the Premises or the Center, damages for the loss or restriction on use of the rentable or usable space or of any amenity of the Premises or the Center, damages arising from any adverse impact on marketing space in the Center, and sums paid in settlement of claims and for attorney’s fees, consultant fees and expert fees, which may arise during or after the Lease Term or any extension thereof as a result of such contamination). This includes, without limitation, costs and expenses, incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Material on or about the Premises or the Center, or because of the presence of Hazardous Material anywhere else which came or otherwise emanated from Tenant or the Premises. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Premises or the Center caused or permitted by Tenant results in any contamination of the Premises or the Center, Tenant shall, at its sole expense, promptly take all actions and expense as are necessary to return the Premises and/or the Center to the condition existing prior to the introduction of any such Hazardous Material to the Premises or the Center; provided, however, that Landlord’s approval of such actions shall first be obtained in writing.

C.	Texas Asbestos Health Protection Act.

Tenant shall be solely responsible for compliance with the Texas Asbestos Health Protection Act and all local ordinances and rules relating thereto, including, but not limited to, conducting any asbestos survey of the Premises required for renovation or demolition permits. Tenant shall provide a copy of any such asbestos survey to Landlord’s on- site management.

Section 8.6. Painting, Decorating, Displays, Alterations.

Tenant will not paint, decorate or change the architectural treatment of any part of the exterior of the Premises nor any part of the interior of the Premises visible from the exterior nor make any structural alterations, additions or changes in the Premises without Landlord’s written approval thereto, and will promptly remove any paint, decoration, alteration, addition or changes applied or installed without Landlord’s approval and restore the Premises to an acceptable condition or take such other action with respect thereto as Landlord directs.

Tenant will install and maintain at all times, subject to the other provisions of this Section 8.6, merchandise displays in any show windows on the Premises; the arrangement, style, color and general appearance thereof and of displays in the interior of the Premises which are visible from the exterior, including, but not limited to, window displays, advertising matter, signs, merchandise and store fixtures, shall be maintained in keeping with the character and standards of the Center.

Section 8.7. Other Operations.

If during the Lease Term Tenant, or any affiliate of Tenant, directly or indirectly operates, manages or has any interest whatsoever in any other factory, discount or manufacturer’s outlet store or business operated for a purpose or business similar to or in competition with all or part of the business permitted under Section 1.1 hereof within thirty (30) air miles of any boundary line of the Center, it will injure Landlord’s ability and right to receive Percentage Rent (such ability and right being a major consideration for this Lease and the construction of the Center). Accordingly, if Tenant or its affiliates operates, manages or has such interest in any such store or business within such area (a “Radius Violation”), then, at Landlord’s option, either (i) Tenant’s Effective Rent (as defined below) shall be automatically increased by fifty percent (50%) calculated on a per diem basis for so long as the Radius Violation continues, such increase representing liquidated damages and not a penalty or (ii) one hundred percent (100%) of all sales made from any such other store or business shall be included in the computation of Gross Sales and Adjusted Gross Sales for the purpose of determining Percentage Rent under this Lease as though said Gross Sales and Adjusted Gross Sales had actually been made at, in or from the Premises. “Effective Rent” shall be Tenant’s Minimum Annual Rent plus the highest Percentage Rent payable under the Lease by Tenant during the three (3) Lease Years immediately preceding the Radius Violation. Landlord shall have all rights of inspection of books and records with respect to such stores or businesses as it has with respect to the Premises; and Tenant shall furnish to Landlord such reports with respect to Gross Sales and Adjusted Gross Sales from such other store or business as it is herein required to furnish with respect to the Premises. Notwithstanding anything herein to the contrary, the trade radius restriction shall not apply to Tenant’s stores currently in existence within the trade radius at the time of the execution of this Lease.

Section 8.8. Sales and Dignified Use.

Tenant shall continuously and without interruption, throughout the Lease Term in good faith, actively use, occupy and operate the entire Premises, with fixtures and decor, an inventory of goods and merchandise and a staff of sales personnel adequate, sufficient and appropriate to operate the Premises as a “first-class”, “high-quality”, “fashionable” store or business (as opposed to a “general”, “promotional” or “self-service” store or business) as those standards of operation may be interpreted from time to time during the Lease Term. The foregoing description is intended only as a description of the general quality of the merchandise or services Tenant may sell and the general quality of customer service, merchandising, fixturing and decor Tenant must maintain in the operation of the Premises. The foregoing description is not intended by Landlord and will not be enforced to affect the retail selling price of Tenant’s merchandise or services. Tenant shall operate its business at the Premises in a respectable, reputable, tasteful, competent and dignified manner in order to enhance the image of the Center as a whole and its reputation as a dignified and desirable place to shop and to achieve the maximum volume of sales so that Landlord will receive the maximum amount of Percentage Rent from Tenant or percentage rent from other tenants and occupants of the Center. No public or private auction or any fire, “going out of business,” bankruptcy or similar sales or auctions shall be conducted in or from the Premises and the Premises shall not be used in a disreputable or immoral manner or in violation of national, state or local laws.

Section 8.9. Operating Covenants / Rules and Regulations.

Tenant shall comply with all rules and regulations of the Center in addition to the rules and regulations attached hereto as Exhibit C, and as may be changed from time to time (“Rules and Regulations”). In addition to the Rules and Regulations, except when and to the extent that the Premises shall be untenantable by reason of damage by fire, flood or other casualty, Tenant shall:

(a)	fully stock and adequately staff the Premises with trained personnel and shall continuously and uninterruptedly use, occupy, operate and conduct Tenant’s business in the entire Premises;

(b)	keep the Premises open for business during all business hours, and on all business days, when the Center is open for business as determined by Landlord from time to time (the “Regular Business Hours”);

(c)	maintain displays of merchandise in Tenant’s display windows, if any;

(d)	keep Tenant’s display windows illuminated during the Regular Business Hours;

(e)	use for office, clerical, storage, or other non-selling purposes only such space as is reasonably required for the proper operation of Tenant’s business in the Premises;

(f)	use the name of the Center in Tenant’s advertising of the Premises, whether printed or visual, and in Tenant’s stationery and other printed material;

(g)	use Tenant’s Trade Name on store signs and promotional material (and Tenant hereby grants Landlord the right to use Tenant’s Trade Name and the brand names of Tenant in brochures, newspapers, advertisements, and other promotional material);

(h)	apply for, secure, maintain and comply with all licenses or permits which may be required for the conduct of the Permitted Use and pay, if, as and when due all license and permit fees and charges of a similar nature in connection therewith;

(i)	keep the Premises (including, without limitation, exterior and interior portions of all windows, doors and all other glass) in a neat, clean and safe condition;

(j)	maintain the Premises and Tenant’s personal property therein as an attractive shopping area in accordance with the general character of the Center;

(k)	fully cooperate with Landlord in promoting the use of such trade names and slogans as Landlord may adopt for the Center;

(l)	pay before delinquency any and all taxes, assessments, and public charges, levied, assessed or imposed upon Tenant’s business or the rents payable by Tenant hereunder or upon Tenant’s interest in this Lease or use or occupancy of the Premises or leasehold improvements or fixtures, furnishings, equipment or personal property in the Premises;

(m)	handle and dispose of all rubbish, garbage and waste from Tenant’s operations in accordance with reasonable rules and regulations established by Landlord including, but not limited to, the provisions of Section 8.9 hereof, the use of Landlord’s designated garbage contractor, and not permit the accumulation or burning of any garbage in, on or about any part of the Center and not permit any garbage or rubbish to be collected or disposed of from the Premises except by a person approved in advance by Landlord;

(n)	take no action which would create any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any tenant or occupant in the Center or with the rights and privileges of any customer or other person lawfully in or upon the Center, nor cause any impairment or reduction of the good will of the Center;

(o)	accept at least one (1) major credit card, such as Visa, MasterCard, Discover and/or American Express; and,

(p)	keep all utilities operational at such times as shall be necessary so as to prevent damage to the Premises by the elements.

Tenant shall not:

(i)	operate its business under this Lease so as to violate any restrictive covenant or restrictive agreement contained in any other lease of which Tenant has knowledge;

(ii)	conduct any real or fictitious ‘going-out-of-business’, auction, liquidation, distress, fire or bankruptcy or similar sale from the Premises, and Tenant shall not be permitted to use any signage to that effect. Tenant agrees that any and all signage that Landlord deems to violate this subsection must be removed at Landlord’s request;

(iii)	sell, display, or distribute any alcoholic liquors or alcoholic beverages for consumption on or off the Premises;

(iv)	use the Common Areas or any other premises outside of the Premises for the sale or display of any merchandise, for solicitations or demonstrations or for any other business, occupation, undertaking or activity;

(v)	use or permit or suffer the use of any portion of the Premises for improper, illegal or immoral purposes or for any activity of a type which is not generally considered appropriate for the Center or which will in any way conflict with any Requirement;

(vi)	use the plumbing facilities for any purposes other than that for which they were constructed, or dispose of any garbage or other foreign substance therein, whether through the utilization of so-called disposal or similar units, or otherwise;

(vii)	park trucks or other delivery vehicles so as to unreasonably interfere with the use of any driveways, walks, roadways, highways, streets, parking areas or other Common Areas;

(viii)	suffer, permit, or commit any waste or any nuisance or other act or thing in the Premises which may disturb any other tenant or occupant in the Center;

(ix)	permit any ATM, coin or token operated vending or amusement machine or similar device or pay telephone in the Premises;

(x)	permit music or any other sounds in the Premises to be heard outside of the Premises;

(xi)	use or permit or suffer the use of any machines or equipment in the Premises which cause vibration or noise that may be transmitted to or heard in any other building in the Center or in any part of the Common Areas;

(xii)	use or permit or suffer any odor, fumes or vapors to emanate from the Premises;

(xiii)	carry on the business under any name or in any manner or permit any advertising which might, in the judgment of Landlord, reflect, or tend to reflect adversely on the Center, or confuse or mislead or tend to confuse or mislead the public in any apparent connection or relationship between Landlord and Tenant;

(xiv)	permit window cleaning or other maintenance and janitorial services in and for the Premises to be performed except by such person as shall be approved by Landlord and except during reasonable hours designated for such purposes by Landlord;

(xv)	use any fork-lift truck, tow truck or any other machine for handling freight in the interior delivery system, if any, except for truck passageway portions thereof, or in the Premises, unless the same is powered by electricity;

(xvi)	install, operate, or maintain in the Premises any electrical equipment which will overload the electrical system therein, or any part thereof, beyond its reasonable capacity for proper and safe operation as determined by Landlord in light of the over-all system and requirements therefor in the Center or which does not bear underwriter approval;

(xvii)	place a load on any floor in the Premises or the Center exceeding the floor load per square foot which such floor was designed to carry, or install, operate, or maintain therein any heavy item of equipment except in such manner as to achieve a proper distribution of the weight; or,

(xviii)	operate more than one concept at the Center with either the same Trade Name or selling the same merchandise (i.e., each concept selling at least twenty-five percent (25%) of the same merchandise).

Section 8.10. Storefront and Signage.

A. Tenant shall at all times comply with Landlord’s specifications for the treatment of signage, storefronts and storefront windows for the Center (“Storefront and Signage Criteria”). The Storefront Criteria and Signage Criteria for the Center are available on Landlord’s Tenant Coordination website or can be obtained upon request.

B. Tenant shall fabricate and install at Tenant’s expense, a suitable storefront identification sign and a blade sign of such size, design and character as Landlord shall designate and/or approve. Tenant shall submit for Landlord’s approval one (1) shop drawing prepared by a sign company approved by Landlord at least sixty (60) days prior to the scheduled opening of the Premises and such sign company shall fabricate and install such sign or signs prior to the Commencement Date. In any instance where Landlord permits Tenant to install a second storefront sign (such as on a corner unit), a wall sign, or a tower sign, Tenant shall similarly submit shop drawings for any such additional signage for Landlord’s prior approval. All signs shall be in accordance with Landlord’s signage policy and sign criteria, are subject to Landlord’s prior, written approval, and shall be installed at a place or places designated by Landlord and shall comply with applicable laws. Tenant shall maintain all approved signs in good order and repair, and all such signs shall be removed at Tenant’s expense upon the expiration or earlier termination of this Lease. Tenant shall also make all necessary repairs to the building fascia, including re-painting, upon removal of its signs which obligation shall survive the expiration or earlier termination of this Lease. In the event Tenant fails to make such repairs Landlord may make such repairs on behalf of Tenant and charge the reasonable cost thereof back to Tenant which shall be repaid to Landlord within thirty (30) days of demand therefor. Other than signs expressly permitted hereunder, Tenant shall not place or install, or permit or suffer to be placed or installed, maintain any sign upon or outside of the Premises or in any part of the Center. Tenant shall not place, install or maintain, or permit or suffer to be placed, installed or maintained, on the exterior of the Premises, any awning, canopy, banner, flag, pennant, aerial, antenna or the like, nor place or maintain on the interior or exterior of the glass of the windows or the doors of the Premises any sign or decal, nor place in the display windows, any signs other than signs of a reasonable size on the floor of the display windows or suspended from the ceiling immediately behind the windows, all in accordance with Landlord’s storefront and signage criteria.

C. In the event Tenant currently maintains any other signage in the Center other than its Storefront Signage (for example, a “tower” sign, rear-of-building sign [including any signage on the rear of the Premises], monument or pylon sign, etc.)(collectively, “Secondary Signage”), Tenant’s right to continue to maintain any Secondary Signage shall not be renewed with this Lease, but shall, instead, be addressed outside of the scope of this Lease and by separate agreement. To the extent that this Lease is executed before such arrangements can be made, or in the event the parties otherwise fail to address the renewal or other disposition of such Secondary Signage, the Secondary Signage shall remain in place on a month-to-month basis, subject to such economic terms as may currently be in effect, but subject to Landlord’s right to require Tenant to remove any Secondary Signage, at Tenant’s expense, within thirty (30) days of receipt of written notice from Landlord. In the event that Landlord requires the removal of any Secondary Signage, Tenant shall make all necessary repairs to the building fascia upon removal.

ARTICLE IX

MAINTENANCE OF LEASED PREMISES

Section 9.1. Maintenance by Landlord.

Landlord shall keep or cause to be kept the foundations, roof and structural portions of the walls of the Premises in good order, repair and condition except for damage thereto due to the acts or omissions of Tenant, its agents, employees or invitees. The foregoing provision shall not prejudice Landlord’s right to include the cost of maintaining the roof over the Premises within the provisions of Article VI of this Lease. Landlord shall commence required repairs as soon as reasonably practicable after receiving written notice from Tenant thereof. This Section 9.1 shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain, in which events the obligations of Landlord shall be controlled by Articles XVI and XVII. Except as provided in this Section 9.1 Landlord shall not be obligated to make repairs, replacements, or improvements of any kind upon the Premises, or to any equipment, merchandise, stock in trade, facilities or fixtures therein, all of which shall be Tenant’s responsibility, but Tenant shall give Landlord prompt written notice of any accident, casualty, damage or other similar occurrence in or to the Premises or the Common Areas of which Tenant has knowledge.

Section 9.2. Maintenance by Tenant.

Tenant shall at all times, at Tenant’s sole cost and expense, keep the Premises (including all entrances and vestibules) and all partitions, window and window frames and mouldings, glass, store fronts, doors, door openers, fixtures, equipment and appurtenances thereof (including lighting, heating, electrical, plumbing, waterproofing, ventilating and air conditioning fixtures and systems and other mechanical equipment and appurtenances) and all parts of the Premises, and parts of Tenant’s Work not on the Premises, not required herein to be maintained by Landlord, in good order, condition and repair and clean, orderly, sanitary and safe, damage by unavoidable casualty excepted, (including but not limited to doing such things as are necessary to cause the Premises to comply with applicable laws, ordinances, rules, regulations and orders of governmental and public bodies and agencies, such as but not limited to the Americans with Disabilities Act of 1990 and the Williams-Steiger Occupational Safety and Health Act). If replacement of equipment, fixtures and appurtenances thereto is necessary, Tenant shall replace the same with new or completely reconditioned equipment, fixtures and appurtenances, and repair all damages done in or by such replacement. If Tenant fails to perform its obligations hereunder, Landlord without notice may, but shall not be obligated to, perform Tenant’s obligations or perform work resulting from Tenant’s acts, actions or omissions and add the cost of the same to the next installment of Minimum Monthly Rent due hereunder.

Section 9.3. Surrender of Premises.

At the expiration of the Lease Term, Tenant shall surrender the Premises in the same condition as they were required to be in on the Required Completion Date, reasonable wear and tear and damage by unavoidable casualty excepted, and deliver all keys for, and all combinations on locks, safes and vaults in, the Premises to Landlord at Landlord’s notice address as specified in Section 1.1 or, at Landlord’s option, to the office of the Center’s general manager.

ARTICLE X

ALTERATIONS AND TENANT’S LIENS

Section 10.1. Remodeling. INTENTIONALLY DELETED.

Section 10.2. Removal and Restoration by Tenant.

All alterations, changes and additions and all improvements, including leasehold improvements, made by Tenant whether part of Tenant’s Work or not, shall immediately upon installation attach to the fee and become Landlord’s property and shall not be removed unless replaced by like property. If Tenant fails to remove any shelving, decorations, equipment, trade fixtures or personal property from the Premises prior to the end of the Lease Term, they shall become Landlord’s property and Tenant shall repair or pay for the repair of any damage done to the Premises resulting from removing same but not for painting or redecorating the Premises.

Section 10.3. Tenant’s Liens.

A. Tenant shall not suffer any mechanics’ or materialmen’s lien to be filed against the Premises or the Center by reason of work, labor, services, or materials performed or furnished to Tenant or anyone holding any part of the Premises under Tenant. If any such lien shall at any time be filed as aforesaid, Tenant may contest the same in good faith, but, notwithstanding such contest, Tenant shall, within fifteen (15) days after the filing thereof, cause such lien to be released of record by payment, bond, order of a court of competent jurisdiction, or otherwise. In the event of Tenant’s failure to release of record any such lien within the aforesaid period, Landlord may remove said lien by paying the full amount thereof or by bonding or in any other manner Landlord deems appropriate, without investigating the validity thereof, and irrespective of the fact that Tenant may contest the propriety or the amount thereof, and Tenant, upon demand, shall pay Landlord the amount so paid out by Landlord in connection with the discharge of said lien, together with interest thereon at the rate of twelve percent (12%) per annum and reasonable expenses incurred in connection therewith, including reasonable attorneys’ fees, which amounts are due and payable to Landlord as additional rent on the first day of the next following month. Landlord shall have the right to deduct the expenses incurred by Landlord pursuant to this Section 10.3 from Landlord’s Contribution towards Tenant’s Work, if any. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability under the lien laws of the State where the Center is located. Tenant’s obligation to observe and perform any of the provisions of this Section 10.3 shall survive the expiration of the Lease Term or the earlier termination of this Lease.

B. Tenant shall not create or suffer to be created a security interest or other lien against any improvements, additions or other construction made by Tenant in or to the Premises or against any equipment or fixtures installed by Tenant therein (other than Tenant’s property), and should any security interest be created in breach of the foregoing, Landlord shall be entitled to discharge the same by exercising the rights and remedies afforded it under paragraph A of this Section.

ARTICLE XI

INSURANCE

Section 11.1. By Landlord.

Landlord shall carry commercial general liability insurance (either through the purchase of insurance or a self- insurance plan) on those portions of the Common Areas included in Landlord’s Tract providing coverage of not less than $5,000,000.00 against liability for bodily injury including death and personal injury for any one (1) occurrence and $1,000,000.00 property damage insurance, or combined single limit insurance in the amount of $5,000,000.00.

Landlord shall also carry insurance for fire, extended coverage, vandalism, malicious mischief and other endorsements deemed advisable by Landlord, insuring all improvements on Landlord’s Tract, including the Premises and all leasehold improvements thereon and appurtenances thereto (excluding Tenant’s merchandise, trade fixtures, furnishings, equipment, personal property and excluding plate glass) for the full insurable value thereof, with such deductibles as Landlord deems advisable, such insurance coverage to include improvements provided by Tenant as set forth in Exhibits “B” and “B-2” as Tenant’s Work (excluding wall covering, floor covering, carpeting and drapes) and Landlord’s Work as defined in Exhibit “B”.

Section 11.2. By Tenant.

Tenant agrees to carry commercial general liability insurance on the Premises during the Lease Term, covering the Tenant and naming the Landlord, Simon Property Group, Inc., and the property management company as additional insureds with terms and companies satisfactory to Landlord, on an Occurrence form with a limit of not less than $1,000,000.00 for any one (1) occurrence. Tenant shall also carry Umbrella or Excess insurance in an amount of not less than $2,000,000.00. Tenant’s insurance will include contractual liability coverage recognizing this Lease, products and completed operations liability. Tenant shall provide notice to Landlord immediately upon receipt of any notice received by Tenant from its insurance carrier advising of non-renewal or cancellation of the policies required under this Lease. Tenant also agrees to carry insurance against fire and such other risks as are from time to time required by Landlord, including, but not limited to, a standard “All Risk” policy of property insurance protecting against all risk of physical loss or damage, including without limitation, sprinkler leakage coverage and plate glass insurance covering all plate glass in the Premises (including store fronts), in amounts not less than the actual replacement cost, covering all of Tenant’s merchandise, trade fixtures, furnishing, wall covering, floor covering, carpeting, drapes, equipment and all items of personal property of Tenant located on or within the Premises. Upon the Commencement Date and annually thereafter, Tenant shall provide Landlord with certificates or, at Landlord’s request, copies of the policies, evidencing that such insurance is in full force and effect and stating the terms thereof, including all endorsements at the following address (or such other address as Landlord may notify Tenant): Donald P. Pipino Company, Ltd., 7600 Market Street, Boardman, Ohio 44512. The minimum limits of the commercial general liability policy of insurance shall in no way limit or diminish Tenant’s liability under Section 11.6 hereof and shall be subject to increase at any time, and from time to time, after the commencement of the fifth (5th) year of the Lease Term if Landlord in the exercise of its reasonable judgment shall deem same necessary for adequate protection. Within thirty (30) days after demand therefor by Landlord, Tenant shall furnish Landlord with evidence that it has complied with such demand. Prior to the Commencement Date, Tenant’s insurance coverage shall be governed by the provisions of Exhibit “B”.

Notwithstanding the above mentioned commercial general liability insurance policy limit for Tenant, if Tenant after obtaining Landlord’s prior written consent, does or intends to bring, possess, use, store, treat or dispose any Hazardous Material (herein defined) in or upon the Premises or Center, Landlord shall have the right, as a condition to such consent, to require Tenant to purchase additional public liability insurance with coverage of no less than Five Million and 00/100 Dollars ($5,000,000.00) and to purchase environmental impairment liability insurance with coverage of no less than Five Million and 00/100 Dollars ($5,000,000.00) with a deductible of no greater than Fifty Thousand and 00/100 Dollars ($50,000.00) to insure that anything contaminated with or by the Hazardous Material be removed from the Premises and/or the Center, and that the Premises and/or the Center be restored to a clean, neat, attractive, healthy, sanitary and non-contaminated condition.

Section 11.3. Mutual Waiver of Subrogation Rights.

Landlord and Tenant and all parties claiming, by, through or under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by property insurance on the Premises or in connection with property on or activities conducted on the Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof and further agree to evidence such waiver by endorsement to the required insurance policies, provided that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage (provided that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost thereby keeping such release and waiver in full force and effect).

Section 11.4. Waiver.

Landlord, its agents and employees, shall not be liable for, and Tenant waives all claims for, loss or damage, including but not limited to consequential damages, to person, property or otherwise, sustained by Tenant or any person claiming through Tenant resulting from any accident, casualty or occurrence in or upon any part of the Center including, but not limited to, claims for damage resulting from: (a) any equipment or appurtenances becoming out of repair; (b) Landlord’s failure to keep any part of the Center in repair; (c) injury done or caused by wind, water, or other natural element; (d) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, and steam pipes, stairs, porches, railings or walks; (e) broken glass; (f) the backing up of any sewer pipe or downspout; (g) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Premises; (h) the escape of steam or hot water; (i) water, snow or ice upon the Premises; (j) the falling of any fixture, plaster or stucco; (k) damage to or loss by theft or otherwise of property of Tenant or others; (l) acts or omissions of persons in the Premises, other tenants in the Center, occupants of nearby properties, or any other persons; and (m) any act or omission of owners of adjacent or contiguous property, or of Landlord, its agents or employees. All property of Tenant kept in the Premises shall be so kept at Tenant’s risk only and Tenant shall save Landlord harmless from claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

Section 11.5. Insurance - Tenant’s Operation.

Tenant will not do or suffer to be done anything which will contravene Landlord’s insurance policies or prevent Landlord from procuring such policies in amounts and companies selected by Landlord. If anything done, omitted to be done or suffered to be done by Tenant in, upon or about the Premises shall cause the rates of any insurance effected or carried by Landlord on the Premises or other property to be increased beyond the regular rate from time to time applicable to the Premises for use for the purpose permitted under this Lease, or such other property for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord’s demand and Landlord shall have the right to correct any such condition at Tenant’s expense. In the event that this Lease so permits, and Tenant engages in the preparation of food or packaged foods or engages in the use, sale or storage of inflammable or combustible material, Tenant shall install chemical extinguishing devices (such as ansul) approved by Underwriters Laboratories and Factory Mutual and the installation thereof must be approved by the appropriate local authority. Tenant shall keep such devices under service as required by such organizations. If gas is used in the Premises, Tenant shall install gas cut-off devices (manual and automatic).

Section 11.6. Indemnification.

Tenant shall save harmless, indemnify, and at Landlord’s option, defend Landlord, its agents and employees, and mortgagee, if any, from and against any and all liability, liens, claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions and causes of action of any and every kind and nature arising or growing out of or in any way connected with Tenant’s use, occupancy, management or control of the Premises or Tenant’s operations, conduct or activities in the Center.

ARTICLE XII

OFFSET STATEMENT, ATTORNMENT, SUBORDINATION

Section 12.1. Offset Statement.

Within ten (10) days after Landlord’s written request Tenant shall deliver, executed in recordable form, a declaration to any person designated by Landlord: (a) ratifying this Lease; (b) stating the commencement and termination dates; and (c) certifying (i) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated), (ii) that all conditions under this Lease to be performed by Landlord have been satisfied (stating exceptions, if any), (iii) that no defenses or offsets against the enforcement of this Lease by Landlord exist (or stating those claimed), (iv) as to advance rent, if any, paid by Tenant, (v) the date to which rent has been paid, (vi) as to the amount of security deposited with Landlord, and (vii) such other information as Landlord reasonably requires. Persons receiving such statements shall be entitled to rely upon them.

Section 12.2. Attornment.

Tenant shall, in the event of a sale or assignment of Landlord’s interest in the Premises or the building in which the Premises is located or this Lease or Landlord’s Tract, or if the Premises or such building comes into the hands of a mortgagee, ground lessor or any other person whether because of a mortgage foreclosure, exercise of a power of sale under a mortgage, termination of the ground lease, or otherwise, attorn to the purchaser or such mortgagee or other person and recognize the same as Landlord hereunder. Tenant shall execute, at Landlord’s request, any attornment agreement required by any mortgagee, ground lessor or other such person to be executed, containing such provisions as such mortgagee, ground lessor or other person requires.

Section 12.3. Subordination.

A. Mortgage. This Lease shall be secondary, junior and inferior at all times to the lien of any mortgage and to the lien of any deed of trust or other method of financing or refinancing (hereinafter collectively referred to as “mortgage”) now or hereafter existing against all or a part of Landlord’s Tract, and to all renewals, modifications, replacements, consolidations and extensions thereof, and Tenant shall execute and deliver all documents requested by any mortgagee or security holder to effect such subordination. Tenant shall execute, at Landlord’s request, any subordination agreement required by any mortgagee, ground lessor or other such person to be executed, containing such provisions as such mortgagee, ground lessor or other person requires.

B. Construction, Operation and Reciprocal Easement Agreements. This Lease is subject and subordinate to one (1) or more construction, operation, reciprocal easement or similar agreements (hereinafter referred to as “Operating Agreements”) entered into or hereafter to be entered into between Landlord and other owners or lessees of real estate (including but not limited to owners and operators of department stores) within or near the Center (which Operating Agreements have been or will be recorded in the official records of the County wherein the Center is located) and to any and all easements and easement agreements which may be or have been entered into with or granted to any persons heretofore or hereafter, whether such persons are located within or upon the Center or not, and Tenant shall execute such instruments as Landlord requests to evidence such subordination.

Section 12.4. Failure to Execute Instruments.

Tenant’s failure to execute instruments or certificates provided for in this Article XII within fifteen (15) days after the mailing by Landlord of a written request shall be a default under this Lease.

ARTICLE XIII

ASSIGNMENT, SUBLETTING AND CONCESSIONS

Section 13.1. Consent Required.

Tenant shall not sell, assign or in any manner transfer this Lease or any interest therein, nor sublet all or any part of the Premises, nor license concessions nor lease departments therein, without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned provided Tenant and/or its transferee comply with the conditions set forth in subparagraphs 1-6 hereof. Under no circumstances shall Tenant mortgage, pledge or otherwise collaterally transfer its interest in this Lease. Consent by Landlord to any assignment or subletting shall not waive the necessity for consent to any subsequent assignment or subletting. This prohibition shall include a prohibition against any subletting or assignment by operation of law. If this Lease is assigned or the Premises or any part sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the same to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of any restrictive covenant contained in this Section 13.1 or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of any covenants on the part of Tenant herein contained. Any assignment: (a) as to which Landlord has consented; or (b) which is required by reason of a final nonappealable order of a court of competent jurisdiction; or (c) which is made by reason of and in accordance with the provisions of any law or statute, including, without limitation, the laws governing bankruptcy, insolvency or receivership shall be subject to all terms and conditions of this Lease, and shall not be effective or deemed valid unless, at the time of such assignment:

1.	Each assignee or sublessee shall agree, in a written agreement satisfactory to Landlord, to assume and abide by all of the terms and provisions of this Lease, including those which govern the Permitted Uses of the Premises as described in Article I herein;

2.	Each assignee or sublessee has submitted a current financial statement, audited by a certified public accountant, showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee or sublessee of Tenant’s obligations hereunder;

3.	Each assignee or sublessee has submitted, in writing, evidence satisfactory to Landlord of substantial retailing experience in shopping centers of comparable size to the Center and in the sale of merchandise and services permitted under Article I of this Lease;

4.	The business reputation of each assignee or sublessee shall meet or exceed generally acceptable commercial standards;

5.	The use of the Premises by each assignee or sublessee shall not violate, or create any potential violation of applicable laws, codes or ordinances, nor violate any other agreements affecting the Premises, Landlord or other tenants in the Center; and

6.	Tenant shall pay Landlord an Assignment Fee as reimbursement to Landlord for administrative and legal expenses incurred by Landlord in connection with any assignment or subletting. The Assignment Fee initially will be One Thousand and 00/100 Dollars ($1,000.00) and shall increase by One Hundred and 00/100 Dollars ($100.00) at the end of each full Lease Year of the Lease Term.

In the event of any assignment or subletting as provided above, there shall be paid to Landlord, in addition to the Minimum Annual Rent and other charges due Landlord pursuant to this Lease, such additional consideration as shall be attributable to the right of use and occupancy of the Premises, whenever the same is receivable by Tenant, together with, as additional rent, the greatest of (i) the excess, if any, of the rent and other charges payable by the assignee or sublessee over the Minimum Annual Rent and other charges payable under the Lease to Landlord by Tenant pursuant to this Lease, (ii) the highest Percentage Rent payable under the Lease by Tenant during the three (3) Lease Years immediately preceding such assignment or subletting, or (iii) the increase in the Consumer Price Index (as defined below) since the Commencement Date. Such additional rent shall be paid to Landlord concurrently with the payments of Minimum Annual Rent required under this Lease, and Tenant shall remain primarily liable for such payments. Notwithstanding any assignment or subletting, Tenant shall remain fully liable on this Lease and for the performance of all terms, covenants and provisions of this Lease.

Neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession, assignment or other agreement for use, occupancy or utilization for space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the part leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such proposed lease, sublease, license, concession, assignment or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

The term “Consumer Price Index” as used in this Lease shall mean “United States City Average All Items for All Urban Consumers (CPI-U, 1982-84=100)” published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the publication of the Consumer Price Index of the U.S. Bureau of Labor Statistics is discontinued, comparable statistics on the purchasing power of the consumer dollar published by a responsible financial periodical selected by Landlord shall be used for making such computations.

Section 13.2. Change in Ownership.

If Tenant or the guarantor of this Lease, if any, is a corporation the stock of which is not traded on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), then the following shall constitute an assignment of this Lease for all purposes of this Article XIII: (i) the merger, consolidation or reorganization of such corporation; and/or (ii) the sale, issuance, or transfer, cumulatively or in one transaction, of any voting stock, by Tenant or the guarantor of this Lease or the stockholders of record of either as of the date of this Lease, which results in a change in the voting control of Tenant or the guarantor of this Lease, except any such transfer by inheritance or testamentary disposition to Tenant’s heirs at law. If Tenant or the guarantor of this Lease, if any, is a joint venture, partnership or other association, then for all purposes of this Article XIII, the sale, issuance or transfer, cumulatively or in one transaction, of either voting control or of a twenty-five percent (25%) interest, or the termination of any joint venture, partnership or other association, shall constitute an assignment, except any such transfer by inheritance or testamentary disposition to Tenant’s heirs at law.

Section 13.3. Right of Recapture.

If Tenant agrees to assign this Lease or to sublet all or any portion of the Premises, Tenant shall deliver to Landlord executed counterparts of any such agreement and all ancillary agreements with the proposed assignee or subtenant prior to the effective date thereof (the “Effective Date”). Landlord shall have the right to do any of the following by giving Tenant written notice thereof within thirty (30) days after receiving all of the foregoing documents:

1.	With respect to a proposed assignment of this Lease or a proposed subletting of the entire Premises, Landlord shall have the right to terminate this Lease on the Effective Date as if such date were the expiration date of the Lease Term; and

2.	With respect to a proposed subletting of less than the entire Premises, Landlord shall have the right to terminate this Lease as to the portion of the Premises affected by such subletting on the Effective Date as if such date were the expiration date of the Lease Term, in which case Tenant shall promptly execute and deliver to Landlord an appropriate amendment of this Lease and other documentation in form satisfactory to Landlord in all respects.

If Landlord terminates this Lease as to only a portion of the Premises pursuant to this Section 13.3, then the Minimum Annual Rent and additional rent shall be adjusted by Landlord in proportion to the area of the Premises affected by such partial termination. If Landlord exercises any of its rights under this Section 13.3, Landlord may thereafter lease the Premises or any portion thereof to Tenant’s proposed assignee or subtenant, as the case may be, without any liability to Tenant. If Landlord does not exercise its rights under this Section 13.3 within such thirty (30) day period, such rights shall be deemed waived, but Tenant shall nevertheless be required to fulfill all of the other requirements of this Lease, including Tenant’s obligation to obtain Landlord’s consent to such proposed assignment or sublease pursuant to this Article XIII. Landlord’s rights under this Section 13.3 shall apply to any further subletting or assignment notwithstanding Landlord’s consent to any proposed assignment or sublease. If Tenant subleases or assigns any interest in the Premises without the consent of Landlord as required herein, Landlord shall be entitled, without waiving any of Landlord’s other rights or remedies hereunder, to all economic consideration received by Tenant as a result thereof.

ARTICLE XIV

ADVERTISING

Section 14.1. Provisions Relating to Advertising Fee.

Commencing upon the Commencement Date, Tenant shall pay, as additional rent to Landlord, the Advertising Fee in equal monthly installments in advance on the first day of each month during the Lease Term, except that if the Commencement Date is not the first day of a month, the Advertising Fee for the period commencing on the Commencement Date and ending on the last day of the month in which the Commencement Date occurs shall be apportioned on the basis of the number of days in said month and paid on the first (1st) day of the following month.

ARTICLE XV

SECURITY DEPOSIT

Section 15.1. Amount of Deposit.

~~Tenant shall deposit with Landlord upon Tenant’s execution of the Lease, the Security Deposit set forth in Article I, which shall be held by Landlord and, at Landlord’s option, commingled with other funds, without liability for interest, as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease. If Tenant commits a default hereunder, Landlord at its option may apply said deposit, or any part thereof, to compensate Landlord for loss, cost, damage or expense sustained due to such default. Upon Landlord’s request, Tenant shall forthwith remit to Landlord cash sufficient to restore said sum to the original sum deposited; Tenant’s failure to do so within five (5) days after receipt of a demand therefor shall be a default under this Lease. If at the end of the Lease Term Tenant is not in default hereunder, the balance of such security deposit shall be returned to Tenant. Landlord may deliver the funds deposited hereunder to any purchaser of or successor to Landlord’s interest in this Lease or the Premises, and thereupon Landlord shall be discharged from all liability with respect to such deposit~~

The parties acknowledge that as of the date of this Lease, Tenant has heretofore deposited the sum of $1,000.00 with Landlord as security pursuant to the terms, conditions and provisions of that certain Prior Lease as defined in Section 24.25 for the Premises. Such security deposit shall be transferred to this Lease in satisfaction of Tenant’s security deposit requirement under Section 1.1 above and this Section 15.1 and shall be held by Landlord pursuant to this Article XIV. Tenant hereby acknowledges and agrees to the transfer of said security deposit as hereinabove provided and further waives any right to a return of the security deposit pursuant to the Prior Lease

ARTICLE XVI

DAMAGE AND DESTRUCTION

Section 16.1. Damage and Destruction.

If the Premises are hereafter damaged or destroyed or rendered partially untenantable for their permitted use by fire or other casualty insured under the coverage which Landlord is obligated to carry pursuant to Section 11.1 hereof, Landlord shall promptly repair the same to substantially the condition which they were in immediately prior to the happening of such casualty (excluding stock in trade, fixtures, furniture, furnishings, carpeting, floor covering, wall covering, drapes and equipment), and from the date of such casualty until the Premises are so repaired and restored, only the Minimum Monthly Rent payments payable hereunder shall abate in such proportion as the part of said Premises thus destroyed or rendered untenantable bears to the total Premises; PROVIDED, HOWEVER, that Landlord shall not be obligated to repair and restore if such casualty is not covered by the insurance which Landlord is obligated to carry pursuant to Section 11.1 hereof or is caused directly or indirectly by the negligence of Tenant, its agents, and employees and in either of such events, no portion of the Minimum Monthly Rent and other payments payable hereunder shall abate, and PROVIDED, FURTHER, that Landlord shall not be obligated to expend for any repair or restoration an amount in excess of the insurance proceeds received by Landlord therefor, and provided, further, that if the Premises be damaged, destroyed or rendered untenantable for their accustomed uses by fire or other casualty to the extent of more than fifty percent (50%) of the cost to replace the Premises during the last three (3) years of the Lease Term, then Landlord shall have the right to terminate this Lease effective as of the date of such casualty by giving to Tenant, within sixty (60) days after the happening of such casualty, written notice of such termination. If such notice be given, this Lease shall terminate, and Landlord shall promptly repay to Tenant any rent theretofore paid in advance which was not earned at the date of such casualty. Any time that Landlord repairs or restores the Premises after damage or destruction, then Tenant shall promptly repair or replace its stock in trade, fixtures, furnishings, furniture, carpeting, wall covering, floor covering, drapes, equipment, and Premises to the same condition as they were in immediately prior to the casualty, and if Tenant has closed its business, Tenant shall promptly reopen for business upon the completion of such repairs.

Notwithstanding anything to the contrary set forth herein, in the event all or any portion of the Center shall be damaged or destroyed by fire or other cause (notwithstanding that the Premises may be unaffected thereby), to the extent the cost of restoration thereof would exceed fifteen percent (15%) of the amount it would have cost to replace the Center in its entirety at the time such damage or destruction occurred, then Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice of Landlord’s election to do so, which notice shall be given, if at all, within ninety (90) days following the date of such occurrence. In the event of the termination of this Lease as aforesaid, this Lease shall cease thirty (30) days after such notice is given, and the rent and other charges hereunder shall be adjusted as of that date.

ARTICLE XVII

EMINENT DOMAIN

Section 17.1. Condemnation.

If any portion of the Premises or fifteen percent (15%) or more of the Center shall be acquired or condemned by right of eminent domain or transferred by agreement in lieu of condemnation for any public or quasi public use or purpose, or if an Operating Agreement is terminated as a result of such an acquisition or condemnation, then Landlord at its election may terminate this Lease by giving notice to Tenant of its election, and in such event rentals shall be apportioned and adjusted as of the date of termination. If the Lease shall not be terminated as aforesaid, then it shall continue in full force and effect, and Landlord shall within a reasonable time after possession is physically taken (subject to delays due to shortage of labor, materials or equipment, labor difficulties, breakdown of equipment, government restrictions, fires, other casualties or other causes beyond the reasonable control of Landlord) repair or rebuild what remains of the Premises for Tenant’s occupancy; and a just proportion of the Minimum Annual Rent shall be abated, according to the nature and extent of the injury to the Premises until such repairs and rebuilding are completed, and thereafter for the balance of the Lease Term.

Section 17.2. Damages.

Landlord reserves, and Tenant assigns to Landlord, all rights to damages on account of any taking or condemnation or any act of any public or quasi public authority for which damages are payable. Tenant shall execute such instruments of assignment as Landlord requires, join with Landlord in any action for the recovery of damages, if requested by Landlord, and turn over to Landlord any damages recovered in any proceeding. If Tenant fails to execute instruments required by Landlord, or undertake such other steps as requested, Landlord shall be deemed the duly authorized irrevocable agent and attorney-in-fact of Tenant to execute such instruments and undertake such steps on behalf of Tenant. However, Landlord does not reserve any damages payable for trade fixtures installed by Tenant at its own cost which are not part of the realty.

ARTICLE XVIII

DEFAULT BY TENANT

Section 18.1. Right to Re-Enter.

The following shall be considered for all purposes to be defaults under and breaches of this Lease: (a) any failure of Tenant to pay any rent or other amount when due hereunder; (b) any failure by Tenant to perform or observe any other of the terms, provisions, conditions and covenants of this Lease for more than ten (10) days after written notice of such failure; (c) a determination by Landlord that Tenant has submitted any false report required to be furnished hereunder; (d) anything done by Tenant upon or in connection with the Premises or the construction of any part thereof which directly or indirectly interferes in any way with, or results in a work stoppage in connection with, construction of any part of the Center or any other tenant’s space; (e) the bankruptcy or insolvency of Tenant or the filing by or against Tenant of a petition in bankruptcy or for reorganization or arrangement or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or Tenant’s assignment for the benefit of creditors; (f) if Tenant abandons or vacates or does not do business in the Premises; (g) this Lease or Tenant’s interest herein or in the Premises or any improvements thereon or any property of Tenant are executed upon or attached; (h) the Premises come into the hands of any person other than expressly permitted under this Lease; (i) any claim or lien is asserted or recorded against the interest of Landlord in the Premises or Center, or any portion thereof, on the account of, or extending from any improvement or work done by or at the instance, or for the benefit of Tenant, or any person claiming by, through or under Tenant or from any improvement or work the cost of which is the responsibility of Tenant; or (j) the default by Tenant or any affiliate of Tenant under any other lease with Landlord or any affiliate of Landlord. In any such event, and without grace period, demand or notice (the same being hereby waived by Tenant), Landlord, in addition to all other rights or remedies it may have, shall have the right thereupon or at any time thereafter to terminate this Lease by giving notice to Tenant stating the date upon which such termination shall be effective, and shall have the right, either before or after any such termination, to re-enter and take possession of the Premises, remove all persons and property from the Premises, store such property at Tenant’s expense, and sell such property if necessary to satisfy any deficiency in payments by Tenant as required hereunder, all without notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby. Nothing herein shall be construed to require Landlord to give any notice before exercising any of its rights and remedies provided for in Section 3.3 of this Lease. Notwithstanding anything to the contrary herein contained, if Tenant commits any default hereunder for or precedent to which or with respect to which notice is herein required, and commits such defaults within twelve (12) months thereafter, no notice shall thereafter be required to be given by Landlord as to or precedent to any such subsequent default during such twelve (12) month period (as Tenant hereby waives the same) before exercising any or all remedies available to Landlord.

Section 18.2. Right to Relet.

If Landlord re-enters the Premises as above provided, or if it takes possession pursuant to legal proceedings or otherwise, it may either terminate this Lease, but Tenant shall remain liable for all obligations arising during the balance of the original stated term as hereafter provided as if this Lease had remained in full force and effect, or it may, from time to time, without terminating this Lease, make such alterations and repairs as it deems advisable to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such rentals and upon such other terms and conditions as Landlord in its sole discretion deems advisable; upon each such reletting all rentals received by Landlord therefrom shall be applied, first, to any indebtedness other than rent due hereunder from Tenant to Landlord; second, to pay any costs and expenses of reletting, including brokers and attorneys’ fees and costs of alterations and repairs; third, to rent due hereunder, and the residue, if any, shall be held by Landlord and applied in payment of future rent as it becomes due hereunder.

If rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall immediately pay any such deficiency to Landlord. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such termination is given by Landlord.

Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any prior breach or default. If Landlord terminates this Lease for any breach, or otherwise takes any action on account of Tenant’s breach or default hereunder, in addition to any other remedies it may have, it may recover from Tenant all damages incurred by reason of such breach or default, including the cost of recovering the Premises, brokerage fees and expenses of placing the Premises in rentable condition, attorneys’ fees, and an amount equal to the difference between the Minimum Rent and all items of additional rents reserved hereunder for the period which otherwise would have constituted the balance of the Lease Term and the then present rental value of the Premises for such period, both discounted in accordance with accepted financial practice to the then present worth, at the average rate established and announced for United States Treasury Bills, with a maturity of thirteen (13) weeks at the four (4) weekly auctions held immediately prior to the date of such termination [the four (4) week average bill rate], all of which shall immediately be due and payable by Tenant to Landlord. In determining the rental value of the Premises, the rental realized by any reletting, if such reletting be accomplished by Landlord within a reasonable time after the termination of this Lease, shall be deemed prima facie to be the rental value, but if Landlord shall not undertake to relet or having undertaken to relet, has not accomplished reletting, then it will be conclusively presumed that the Minimum Rent and all items of additional rent reserved under this Lease represent the rental value of the Premises for the purposes herein (in which event Landlord may recover from Tenant, the full total of all Minimum Rent and all items of additional rent due hereunder, discounted to present value as hereinbefore provided). Landlord shall, however, account to Tenant for the Minimum Rent and additional rents received from persons using or occupying the Premises during the period representing that which would have constituted the balance of the Lease Term, but only at the end of said period, and only if Tenant shall have paid to Landlord its damages as provided herein, and only to the extent of sums recovered from Tenant as Landlord’s damages, Tenant waiving any claim to any surplus. Nothing herein contained, however, shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved.

Tenant’s obligation to reimburse Landlord for attorneys’ fees as referred to in this Lease shall include all legal costs, fees and expenses arising out of (i) Tenant’s default in the performance or observance of any of the terms, covenants, conditions or obligations contained in this Lease and Landlord places the enforcement of all or any part of this Lease, the collection of any rent due or to become due or the recovery of possession of the Premises in the hands of an attorney or (ii) Landlord’s incurring any fees or out of pocket costs in any litigation, negotiation or transaction in which Tenant causes Landlord to be involved or concerned, in either event regardless of whether or not suit is actually filed.

In the event of any breach or threatened breach by Tenant of any of the terms and provisions of this Lease, Landlord shall have the right to injunctive relief as if no other remedies were provided for herein for such breach.

Any rights and remedies reserved by, or granted to, Landlord under this Lease, at law or in equity, are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Landlord’s right to exercise any or all others.

Tenant expressly waives any right to assert a defense based on merger and agrees that neither the commencement of any action or proceeding, nor the settlement thereof, nor the entry of judgment therein, shall bar Landlord from bringing any subsequent actions or proceedings from time to time.

Wherever in this Lease Landlord has reserved or is granted the right of “reentry” into the Premises, the use of such word is not intended, nor shall it be construed, to be limited to its technical legal meaning.

Tenant waives and releases any claim arising out of or related to the payment of percentage rent by any successor tenant in the Premises, to whom Landlord may relet the Premises, but nothing contained herein shall obligate Landlord to relet if Tenant shall default hereunder.

Except as otherwise specifically required by this Lease, Tenant waives any and all statutory and legal notice requirements.

Any action, suit or proceeding relating to, arising out of or in connection with the terms, conditions and covenants of this Lease may be brought by Landlord against Tenant in the Circuit or Superior Court of Marion County, Indiana. Tenant hereby waives any objection to jurisdiction or venue in any proceeding before said Court. Nothing contained herein shall affect the right of Landlord to bring any action, suit or proceeding against Tenant in the courts of any other jurisdictions.

Section 18.3. Counterclaim.

If Landlord commences any proceedings for non-payment of rent (Minimum Annual Rent, Percentage Rent or additional rent), Tenant will interpose any compulsory or mandatory counterclaim required by the applicable procedural rules of the Court. The covenants to pay rent and other amounts hereunder are independent covenants and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or any other reason whatsoever.

Section 18.4. Waiver of Rights of Redemption.

To the extent permitted by law, Tenant waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

Section 18.5. Waiver of Trial by Jury.

To the extent permitted by applicable law, Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant created hereby Tenant’s use or occupancy of the Premises or any claim or injury or damage.

Section 18.6. Bankruptcy.

A. Assumption of Lease. In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:

1.	Cured or provided Landlord “Adequate Assurance” (as defined below) that:

(a)	Within ten (10) days from the date of such assumption the Trustee or Tenant will cure all monetary defaults under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default, including without limitation, Landlord’s reasonable costs, expenses, accrued interest and attorneys’ fees incurred as a result of the default;

(b)	Within thirty (30) days from the date of such assumption the Trustee or Tenant will cure all non-monetary defaults under this Lease; and

(c)	The assumption will be subject to all of the provisions of this Lease.

2.	For purposes of this Section 18.6, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “Adequate Assurance” shall mean:

(a)	The Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease, and to keep the Premises stocked with merchandise and properly staffed with sufficient employees to conduct a fully-operational, actively promoted business in the Premises;

(b)	The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above; and

(c)	The Trustee or Tenant at the very least shall deposit a sum equal to one (1) month’s rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.

B. Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section 18.6 for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of Section 13.1 herein, including, without limitation, those with respect to additional rent and the use of the Premises only as permitted in Article I herein; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.

C. Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-in-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows:

1.	To perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court;

2.	To pay all monetary obligations required under this Lease, including without limitation, prorated from the date of filing until the date of rejection or assumption of the Lease or the payment of Minimum Monthly Rent, and such other additional rent charges payable hereunder which is considered reasonable compensation for the use and occupancy of the Premises;

3.	Provide Landlord a minimum thirty (30) days prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Premises, which abandonment shall be deemed a rejection of this Lease; and

4.	To perform to the benefit of Landlord otherwise required under the Code.

The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

D. Accumulative Rights. The rights, remedies and liabilities of Landlord and Tenant set forth in this Section 18.6 shall be in addition to those which may now or hereafter be accorded, or imposed upon, Landlord and Tenant by the Code.

ARTICLE XIX

DEFAULT BY LANDLORD

Section 19.1. Default Defined, Notice.

Landlord shall in no event be charged with default in any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after written notice to Landlord by Tenant, specifically describing such failure.

Section 19.2. Notice to First Mortgagee.

If the holder of the first mortgage covering the Premises shall have given written notice to Tenant of the address to which notices to such holder are to be sent, Tenant shall give such holder written notice simultaneously with any notice given to Landlord of any default of Landlord, and if Landlord fails to cure any default asserted in said notice within the time provided above, Tenant shall notify such holder in writing of the failure to cure, and said holder shall have the right but not the obligation, within thirty (30) days after receipt of such second notice, to cure such default before Tenant may take any action by reason of such default.

ARTICLE XX

TENANT’S PROPERTY

Section 20.1. Taxes on Leasehold.

Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes coming due during or after the Lease Term against Tenant’s interest in this Lease or against personal property of any kind owned or placed in, upon or about the Premises by Tenant.

Section 20.2. Assets of Tenant.

To secure the performance of Tenant’s obligations under this Lease, Tenant hereby grants to Landlord a security interest in and an express contractual lien upon all of Tenant’s equipment, furniture, furnishings, appliances, goods, trade fixtures, inventory, chattels and personal property which will be brought upon the Premises by Tenant, and all after- acquired property, replacements and proceeds. Landlord is authorized to prepare and file financing statements signed only by Landlord (as secured party) covering the security described above (but Tenant hereby agrees to sign the same upon request). Upon any default under this Lease by Tenant as defined in Section 18.1 hereof, any or all of Tenant’s obligations to Landlord secured hereby shall, at Landlord’s option, be immediately due and payable without notice or demand. In addition to all rights or remedies of Landlord under this Lease and the law, including the right to a judicial foreclosure, Landlord shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State where the Center is located. Landlord’s security interest shall be subordinate to the lien or security interest of any vendor or lessor of equipment or chattels upon the Premises or of any lender taking or succeeding to a purchase money security interest thereon, and upon Tenant’s written request, if no default exists hereunder, Landlord shall execute Landlord’s standard instrument confirming such subordination. Should Tenant or Tenant’s lender or equipment lessor require modifications to such instrument, Tenant shall pay a Documentation Fee of One Hundred and 00/100 Dollars ($100.00). This security agreement and the security interest hereby created shall survive the termination of this Lease if such termination results from Tenant’s default. The above-described security interest and lien are in addition to and cumulative of the Landlord’s lien provided by the laws of the State where the Center is located.

ARTICLE XXI

ACCESS BY LANDLORD

Section 21.1. Right of Entry.

Landlord, its agents and employees shall have the right to enter the Premises from time to time at reasonable times to examine the same, show them to prospective purchasers and other persons, and make such repairs, alterations, improvements or additions as Landlord deems desirable. Rent shall not abate while any such repairs, alterations, improvements, or additions are being made. During the last six (6) months of the Lease Term, Landlord may exhibit the Premises to prospective tenants and maintain upon the Premises notices deemed advisable by Landlord. In addition, during any apparent emergency, Landlord or its agents may enter the Premises forcibly without liability therefor and without in any manner affecting Tenant’s obligations under this Lease. Nothing herein contained, however, shall be deemed to impose upon Landlord any obligation, responsibility, or liability whatsoever, for any care, maintenance or repair except as otherwise herein expressly provided.

ARTICLE XXII

HOLDING OVER, SUCCESSORS

Section 22.1. Holding Over.

If Tenant holds over or occupies the Premises beyond the Lease Term (it being agreed there shall be no such holding over or occupancy without Landlord’s written consent), no tenancy or interest in the Premises shall result therefrom but such holding over shall be subject to immediate eviction and removal, and Tenant shall pay Landlord for each day of such holding over a sum equal to the greater of (a) twice the Minimum Monthly Rent prorated for the number of days of such holding over, or (b) Minimum Annual Rent plus Percentage Rent prorated for the number of days of such holding over, plus, whichever of (a) or (b) is applicable, a prorata portion of all other amounts which Tenant would have been required to pay hereunder had this Lease been in effect. In addition, any and all rights of Tenant to abate or otherwise pay reduced rents or charges of any kind or any other remedy which resulted due to an event which occurred prior to the expiration of the Lease Term or which occurs during any holdover period is hereby null and void and of no force or effect during any holdover period, and during any such period of holdover, Tenant shall immediately revert to payment of full rents and charges in the amount which was due during the last year of the Lease Term, subject to increase as set forth herein.

Section 22.2. Successors.

All rights and liabilities herein given to or imposed upon the respective parties hereto shall bind and inure to the several respective heirs, successors, administrators, executors and assigns of the parties and if Tenant is more than one (1) person, they shall be bound jointly and severally by this Lease except that no rights shall inure to the benefit of any assignee or subtenant of Tenant unless the assignment or sublease was approved by Landlord in writing as provided in Section 13.1 hereof. Landlord, at any time and from time to time, may make an assignment of its interest in this Lease and, in the event of such assignment, Landlord and its successors and assigns (other than the assignee of Landlord’s interest in this Lease) shall be released from any and all liability thereafter accruing hereunder.

ARTICLE XXIII

QUIET ENJOYMENT

Section 23.1. Landlord’s Covenant.

If Tenant pays the rents and other amounts herein provided, observes, and performs all the covenants, terms and conditions hereof, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term without interruption by Landlord or any person or persons claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE XXIV

MISCELLANEOUS

Section 24.1. Waiver.

No waiver by Landlord or Tenant of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition. The acceptance of rent by Landlord shall not be deemed a waiver of any earlier breach by Tenant of any term, covenant or condition hereof, regardless of Landlord’s knowledge of such breach when such rent is accepted. No covenant, term or condition of this Lease shall be deemed waived by Landlord or Tenant unless waived in writing.

Section 24.2. Accord and Satisfaction.

Landlord is entitled to accept, receive and cash or deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.

Section 24.3. Entire Agreement.

There are no representations, covenants, warranties, promises, agreements, conditions, or undertakings, oral or written, between Landlord and Tenant other than herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by them. Tenant acknowledges that it has independently investigated the potential for the success of its operations in the Center and has not relied upon any inducements or representations on the part of Landlord or Landlord’s representatives, other than those contained in the Lease. Tenant also acknowledges and agrees that, to the extent any projections, materials or discussions have related to Tenant’s projected or likely sales volume, customer traffic or profitability, Tenant understands that any and all such projections, materials and discussions are based solely upon Landlord’s experiences at other properties or upon standardized marketing studies, and that such projections, materials and discussions shall not be construed as a promise or guarantee that Tenant will realize the same or similar results.

Section 24.4. No Partnership.

Landlord does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of or with Tenant.

Section 24.5. Force Majeure.

If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure material, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, environmental remediation work whether ordered by any governmental body or voluntarily initiated or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, the provisions of this Section 24.5 shall at no time operate to excuse Tenant from the obligation to open for business on the Commencement Date, except in the event of an industry wide strike, nor any obligations for payment of Minimum Annual Rent, Percentage Rent, additional rent or any other payments required by the terms of this Lease when the same are due, and all such amounts shall be paid when due.

Section 24.6. Submission of Lease.

Submission of this Lease to Tenant does not constitute an offer to lease; this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant. Upon execution of this Lease by Tenant, Landlord is granted an irrevocable option for sixty (60) days to execute this Lease within said period and thereafter return a fully executed copy to Tenant. The effective date of this Lease shall be the date filled in on Page 1 hereof by Landlord, which shall be the date of execution by the last of the parties to execute the Lease.

Section 24.7. Notices.

All notices to be given hereunder by either party shall be written and sent by registered or certified mail, return receipt requested, postage pre-paid or by an express mail delivery service or by an electronic transmission, addressed to the party intended to be notified at the address set forth in Article I. Either party may, at any time, or from time to time, notify the other in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address. Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received or the date on which delivery is first refused, as evidenced by the return receipt of the registered or certified mail or the express mail delivery receipt, as the case may be. A duplicate copy of all notices from Tenant shall be sent to any mortgagee as provided for in Section 19.2.

Section 24.8. Captions and Section Numbers.

This Lease shall be construed without reference to titles of Articles and Sections, which are inserted only for convenience of reference.

Section 24.9. Number and Gender.

The use herein of a singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.

Section 24.10. Objection to Statements.

Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of thirty (30) days after receipt thereof shall constitute Tenant’s acquiescence with respect thereto.

Section 24.11. Representation by Tenant.

If Tenant is or will be a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly qualified corporation authorized to do business in the State where the Center is located, that all franchise and corporate taxes have been paid to date and all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due, and the person signing this Lease on behalf of the corporation is an officer of Tenant, and is duly authorized to sign and execute this Lease.

Tenant hereby represents and warrants that: (a) there are no proceedings pending or so far as Tenant knows threatened before any court or administrative agency that would materially adversely affect the financial condition of Tenant, the ability of Tenant to enter into this Lease or the validity or enforceability of this Lease; (b) there is no provision of any existing mortgage, indenture, contract or agreement binding on Tenant which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease; (c) the financial statement of Tenant provided to Landlord in connection with this Lease is complete and correct and fairly presents the financial condition of Tenant as of the date and for the period referred to therein and has been prepared in accordance with generally accepted accounting principles consistently applied; and (d) there have been no material adverse changes in the financial condition of Tenant since the date of such financial statement and to the knowledge of Tenant, no such material adverse changes are pending or threatened. Tenant acknowledges that Landlord is executing this Lease in reliance upon the foregoing representation and warranty and that such representation and warranty is a material element of the consideration inducing Landlord to enter into and execute this Lease.

Section 24.12. Joint and Several Liability.

If Tenant is a partnership or other business organization the members of which are subject to personal liability, the liability of each such member shall be deemed to be joint and several.

Section 24.13. Limitation of Liability.

Anything to the contrary herein notwithstanding, no general or limited partner of the Landlord, or any general or limited partner of any partner of the Landlord, or any shareholder of any corporate partner of any partner of the Landlord, or any other holder of any equity interest in the Landlord, or in any entity comprising the Landlord or its partners, shall be personally liable with respect to any of the terms, covenants, conditions and provisions of this Lease, or the performance of Landlord’s obligations under this Lease, nor shall Landlord or any of said constituent parties have any liability to Tenant for any consequential damages such as, but not limited to, lost profits. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Center, and Tenant shall look solely to the interest of Landlord, its successors, and assigns, in the Center, for the satisfaction of each and every remedy of Tenant against Landlord. Tenant shall not look to any of Landlord’s other assets seeking either to enforce Landlord’s obligations under this Lease, or to satisfy any money or deficiency judgment for Landlord’s failure to perform such obligations, such exculpation of personal liability is and shall be absolute and without any exception whatsoever.

The term “Landlord” shall mean only the owner at the time in question of the present Landlord’s interest in the Center. In the event of a sale or transfer of the Center (by operation of law or otherwise) or in the event of the making of a lease of all or substantially all of the Center, or in the event of a sale or transfer (by operation of law or otherwise) of the leasehold estate under any such lease, the grantor, transferor or lessor, as the case may be, shall be and hereby is (to the extent of the interest or portion of the Center or leasehold estate sold, transferred or leased) automatically and entirely released and discharged, from and after the date of such sale, transfer or leasing of all liability with respect of the performance of any of the terms of this Lease on the part of Landlord thereafter to be performed; provided that the purchaser, transferee or lessee (collectively, “Transferee”) shall be deemed to have assumed and agreed to perform, subject to the limitations of this Section (and without further agreement between the other parties hereto, or among such parties and the Transferee) and only during and in respect of the Transferee’s period of ownership of the Landlord’s interest under this Lease, all of the terms of this Lease on the part of Landlord to be performed during such period of ownership, it being intended that Landlord’s obligations hereunder shall, as limited by this Section, be binding on Landlord, its successors and assigns only during and in respect of their respective, successive periods of ownership.

Section 24.14. Broker’s Commission.

Each party represents and warrants that it has caused or incurred no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, and each party shall indemnify and hold the other harmless against and from all liabilities arising from any such claims caused or incurred by it (including without limitation, the cost of attorneys’ fees in connection therewith).

Section 24.15. Partial Invalidity.

If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law; provided, however, if Tenant’s obligation to pay Percentage Rent or Tenant’s obligation to continuously operate its business in the Premises is deemed invalid or unenforceable as determined by Landlord based upon the then applicable statutes or case law, then Landlord may, at any time thereafter, terminate this Lease by giving Tenant notice of its election, and this Lease shall terminate and become null and void thirty (30) days after said notice.

Section 24.16. Recording.

The parties agree not to place this Lease of record but each party shall, at the request of the other, execute and acknowledge so that the same may be recorded a Short Form Lease or Memorandum of Lease, indicating the Lease Term, but omitting rent and other terms, and an Agreement specifying the date of commencement and termination of the Lease Term; provided, however, that the failure to record said Short Form Lease, Memorandum of Lease or Agreement shall not affect or impair the validity and effectiveness of this Lease. Tenant shall pay all costs, taxes, fees and other expenses in connection with or prerequisite to recording.

Section 24.17. Applicable Law.

This Lease shall be construed under the laws of the State where the Center is located.

Section 24.18. Mortgagee’s Approval.

If any mortgagee of the Center requires any modification of the terms and provisions of this Lease as a condition to such financing as Landlord may desire, then Landlord shall have the right to cancel this Lease if Tenant fails or refuses to approve and execute such modification(s) within thirty (30) days after Landlord’s request therefor, provided said request is made at least thirty (30) days prior to delivery of possession. Upon such cancellation by Landlord, this Lease shall be null and void and neither party shall have any liability either for damages or otherwise to the other by reason of such cancellation. In no event, however, shall Tenant be required to agree, and Landlord shall not have any right of cancellation for Tenant’s refusal to agree, to any modification of the provisions of this Lease relating to: the amount of rent or other charges reserved herein; the size and/or location of the Premises; the duration and/or Commencement Date of the Lease Term; or reducing the improvements to be made by Landlord to the Premises prior to delivery of possession.

Section 24.19. Unrelated Business Taxable Income.

A. If at any time and from time to time during the Lease Term, Landlord is advised by its counsel or counsel to a tax exempt partner of the managing partner of Landlord that any provision of this Lease, including without limitation the provisions relating to the payment of rent and additional rent, or the absence of any provision might give rise to unrelated business taxable income within the meaning of section 512 of the Internal Revenue Code of 1986, as amended, or the regulations issued thereunder, or may jeopardize the tax-exempt status of any partner in Landlord or any partner in a partnership that is a partner in Landlord, or may prevent any such partner from obtaining such tax-exempt status, then this Lease may be unilaterally amended by Landlord in such manner as shall meet the requirements specified by counsel for Landlord and Tenant agrees that it will execute all documents or instruments necessary to effect such amendments, provided that no such amendment shall result on an estimated basis in Tenant having to pay in the aggregate more on account of its occupancy of the Premises than it would be required to pay under the terms of this Lease, or having to receive fewer services or services of lesser quality than it is presently entitled to receive under this Lease.

B. Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or the managing agent of the Center or its employees or by one or more third persons hired by Landlord or the managing agent of the Center. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with the managing agent of the Center or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord herein, in form and content approved by Landlord, provided, however, that no such contract shall result on an estimated basis in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, or having to receive fewer services or services of a lesser quality than it is presently entitled to receive under this Lease.

Section 24.20. Anti-Terrorism Law.

A.	Tenant represents and warrants to Landlord as follows:

(1)	Neither Tenant, its constituents or affiliates nor any of their respective agents (collectively, the “Tenant Parties”) is in violation of any law relating to terrorism or money laundering, including, but not limited to, Executive Order No. 13224 on Terrorist Financing, the U.S Bank Secrecy Act, as amended by the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and all regulations promulgated thereunder, all as amended from time to time (collectively, “Anti-Terrorism Law”).

(2)	No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against any of the Tenant Parties alleging any violation of any Anti- Terrorism Law.

(3)	None of the Tenant Parties has, after due inquiry, knowledge of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report, notice or penalty being filed, commenced, threatened or imposed against any of them relating to any violation of or failure to comply with any Anti- Terrorism Law.

(4)	None of the Tenant Parties is a “Prohibited Person”. A Prohibited Person means any of the following:

(a)	A person or entity that is “specially designated” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control or which is owned, controlled by or acting for or on behalf of any such person or entity;

(b)	A person or entity with whom Landlord is prohibited from dealing by any Anti- Terrorism Law;

(c)	A person or entity that commits, threatens, or conspires to commit or supports “terrorism”, as defined in any Anti-Terrorism Law.

(5)	None of the Tenant Parties:

(a)	Conducts any business or transactions or makes or receives any contribution of funds, goods, or services in violation of any Anti-Terrorism Law;

(b)	Engages in or conspires to engage in any transaction that evades or avoids, has the purpose of evading or avoiding or attempts to violate any of the prohibitions of any Anti-Terrorism Law.

B.	Tenant covenants that it shall not:

(1)	Conduct any business or transaction or make or receive any contribution of funds, goods, or services in violation of any Anti-Terrorism Law;

(2)	Engage in or conspire to engage in any transaction that evades or avoids, has the purpose of evading or avoiding or attempts to violate any of the prohibitions of any Anti-Terrorism Law.

C.	Tenant agrees promptly to deliver to Landlord (but in any event within ten [10] days of Landlord’s written request) any certification or other evidence requested from time to time by Landlord, in its reasonable discretion, confirming Tenant’s compliance with the foregoing.

Section 24.21. Financial Statements.

Upon Landlord’s written request from time to time, Tenant shall, within ten (10) days after Landlord’s request therefor, furnish Landlord financial statements outlining Tenant’s then-current condition as well as financial statements outlining the then-current financial condition of any guarantor of this Lease. Landlord may request financial statement(s) not more than once per Lease Year, and shall maintain all financial information provided in a confidential manner.

Section 24.22. Tenant Construction Provision.

Notwithstanding anything herein in this Lease, any exhibits attached hereto or any other documents incorporated herein, if applicable, Tenant shall be required to pay or reimburse Landlord for any work performed by Landlord at Tenant’s expense as set forth in Exhibit “B” attached hereto or elsewhere within this Lease (commonly referred to as “Construction Chargebacks”). In addition to the payment or reimbursement to Landlord of Construction Chargebacks, Tenant shall be required to pay or reimburse Landlord for the following: (i) temporary utility services and facilities used by Tenant or Tenant’s contractor during Tenant’s construction and merchandising period, (ii) sewer access fees, if any, (iii) removal of construction and/or merchandising rubbish and debris resulting from Tenant’s Work and/or merchandising in the Premises in the event Tenant or Tenant’s contractor fails to remove the same and Landlord removes such construction and/or merchandising rubbish on Tenant’s behalf, (iv) a temporary storefront or barricade, including applicable graphics, if Landlord installs such temporary storefront or barricade therein, (v) any roof cuts or roof openings (and directly related ancillary labor and materials necessary to re-seal or otherwise weatherproof the roof as a result of such roof cuts or roof openings) required to be made by Landlord’s roofing contractor in order to accommodate Tenant’s Work, (vi) any structural changes to the Premises or the Center necessitated by Tenant’s Work or Tenant’s use of the Premises, (vii) any upgrade in Landlord’s standard work requested by Tenant or required by Tenant’s approved plans and specifications, (viii) any work performed by Landlord at Tenant’s request, such work not being part of Landlord’s standard work in the Premises or the Center, and/or (ix) inspection costs incurred by the Landlord to ensure Tenant’s compliance with the project construction standards for waterproofing; roof cuts, fire alarm rough-in, floor penetrations that require structural reinforcement, structural work involving columns, beams and foundations and exterior wall penetrations.

Section 24.23. Counterparts.

This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including portable document format (PDF) or any electronic signature complying with the United States Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000, e.g. www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 24.25. Termination of Prior Lease

Landlord and Tenant acknowledge a prior lease dated July 27, 2022 between the parties for the Premises in the Center. Said Prior Lease will automatically terminate and be deemed to be terminated and of no further effect as of the Commencement Date of this Lease. Provided, however, those obligations under the Prior Lease which shall have accrued on or prior to the termination thereof but remain unfulfilled or unsatisfied shall survive the termination of the Prior Lease and may be enforced by either party in accordance with the terms, conditions and provisions thereof. No further documentation shall be required to evidence the termination of the Prior Lease other than as herein set forth. Provided, however, the parties agree to cooperate with each other and execute such additional documents as either party may request of the other in order to further verify the termination of the Prior Lease. All rent and other charges due and payable by Tenant to Landlord in accordance with the terms of the Prior Lease shall be adjusted as of the day immediately prior to the Commencement Date hereof.

Section 24.25. Prepaid Rent.

Notwithstanding anything to the contrary contained herein, Landlord acknowledges receipt from Tenant of the sum of $5,000.00 (hereafter “Pre-paid Rent”) paid by Tenant in connection with the Prior Lease (as defined in Section 24.25) which, at Landlord’s sole discretion, be applied, in whole or in part, to the first (1st) installment of Minimum Rent due under this Lease. Landlord and Tenant understand and agree that to the extent the first installment of Minimum Rent due hereunder exceeds the amount of Pre-paid Rent applied hereto, Tenant hereby agrees to pay the difference to Landlord in accordance with the terms of Section 4.1

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

(LANDLORD)	SAN MARCOS PREMIUM OUTLETS, L.P., a Delaware
limited partnership

	By:	PRIME OUTLETS ACQUISITION COMPANY LLC, a Delaware limited liability company, its general partner

		By:	/s/ John Rulli
John Rulli, Vice President

(TENANT)	IMPOSSIBLE KICKS HOLDING COMPANY, INC, a
Delaware corporation

	By:	/s/ Rod Granero
Rod Granero
Chief Financial Officer and Board Member

GUARANTY

FOR VALUE RECEIVED, and in consideration of the execution of a certain Lease of even date herewith and concurrently herewith covering certain premises in the San Marcos Premium Outlets, the creation of the tenancy under said Lease and the extension of credit by SAN MARCOS PREMIUM OUTLETS, L.P., a Delaware limited partnership (Landlord) to IMPOSSIBLE KICKS HOLDING COMPANY, INC, a Delaware corporation (Tenant), and for the purpose of inducing Landlord to enter into such Lease, IMPOSSIBLE KICK HOLDING COMPANY INC., a Delaware corporation (Guarantor), does hereby absolutely and unconditionally guarantee to Landlord, its successors and assigns, the full and prompt payment when due, of all rents, charges and additional sums coming due under said Lease, together with the performance of all covenants and agreements of the Tenant therein contained and together with the full and prompt payment of all damages that may arise or be incurred by Landlord in consequence of Tenant’s failure to perform such covenants and agreements (all such obligations hereinafter collectively referred to as “Liabilities”), and Guarantor further agrees to pay all expenses, including attorneys’ fees and legal expenses, paid or incurred by Landlord in endeavoring to collect or enforce the Liabilities or any part thereof and in enforcing this guaranty, such payment and performance to be made or performed by Guarantor forthwith upon a default by Tenant.

In the event of the death, incompetency, dissolution, bankruptcy or insolvency of Tenant, or the inability of Tenant to pay debts as they mature, or an assignment by Tenant for the benefit of creditors, or the institution of any bankruptcy or other proceedings by or against Tenant alleging that Tenant is insolvent or unable to pay debts as they mature, or Tenant’s default under this Lease, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, Guarantor agrees to pay to Landlord upon demand, the full amount which would be payable hereunder by Guarantor if all Liabilities were then due and payable.

This Guaranty shall be an absolute and unconditional guaranty and shall remain in full force and effect as to Guarantor during the Lease Term, and any renewal or extension thereof, and thereafter so long as any Liabilities remain due and payable even though the Lease Term or any renewal or extension thereof shall have expired. An Assignment of said Lease or any subletting thereunder shall not release or relieve Guarantor from its liability hereunder.

Landlord may, from time to time, without notice to Guarantor: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary liability of any party or parties, in addition to Guarantor, with respect to any of the Liabilities, (c) extend or renew for any period (whether or not longer than the original period), alter or exchange said Lease or any of the Liabilities, (d) release, waive or compromise any liability of any of Guarantor hereunder or any liability of any other party or parties primarily or secondarily liable on any of the Liabilities, (e) release or impair any security interest or lien, if any, in all or any property securing any of the Liabilities or any obligation hereunder and permit any substitution or exchange for any such property, and (f) resort to Guarantor for payment of any of the Liabilities, whether or not Landlord shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of Guarantor or against Tenant or any other party primarily or secondarily liable on any of the Liabilities. No such action or failure to act by Landlord shall affect Guarantor’s liability hereunder in any manner whatsoever. Any amount received by Landlord from whatsoever source and applied by it toward the payment of the Liabilities shall be applied in such order of application as Landlord may from time to time elect.

Guarantor hereby expressly waives: (a) notice of the acceptance of this Guaranty, (b) notice of the existence, creation, amount, modification, amendment, alteration or extension of the Lease or all or any of the Liabilities, whether or not such notice is required to be given to Tenant under the terms of the Lease, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, (d) any benefit of valuation, appraisement, homestead or other exemption law, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought, and (e) all diligence in collection, perfection or protection of or realization upon the Liabilities or any thereof, any obligation hereunder, or any security for any of the foregoing.

No delay on the part of Landlord in the exercise of any right or remedy shall operate as a waiver thereof, and no final or partial exercise by Landlord of any right or remedy shall preclude other or further exercises thereof or the exercises of any other right or remedy.

The validity of this Guaranty and the obligations of Guarantor hereunder shall not be terminated, affected or impaired by reason of any action which Landlord may take or fail to take against Tenant or by reason of any waiver of, or failure to enforce, any of the rights or remedies reserved to Landlord in said Lease, or otherwise, or by reason of the bankruptcy or insolvency of Tenant and whether or not the term of said Lease shall terminate by reason of said bankruptcy or insolvency.

This Guaranty shall be binding upon Guarantor, and upon the heirs, legal representatives, successors and assigns of Guarantor and shall be governed by the laws of the State of Indiana.

If this Guaranty is executed by a corporation, association, partnership (general or limited), joint venture, syndicate, trust or any other type of organization other than individuals, the individual signatories hereto represent and warrant that they, and each of them, are duly authorized to execute this Guaranty for and on behalf of such organization and that such organization is the sole owner of all ownership interest in the Tenant.

IN WITNESS WHEREOF, Guarantor has executed this instrument, or caused this instrument to be executed by its officers, duly authorized in the premises, on this 20th day of February, 2023.

(GUARANTOR)	IMPOSSIBLE KICK HOLDING COMPANY INC., a
Delaware corporation

	By:	/s/ Rod Granero
Rod Granero
Chief Financial Officer and Board Member

(TENANT)	IMPOSSIBLE KICKS HOLDING COMPANY, INC, a
Delaware corporation

	By:	/s/ Rod Granero
Rod Granero
Chief Financial Officer and Board Member

(LANDLORD)	SAN MARCOS PREMIUM OUTLETS, L.P., a Delaware
limited partnership

By: PRIME OUTLETS ACQUISITION COMPANY LLC,
a Delaware limited liability company, its general partner

	By:	/s/ John Rulli
John Rulli, Vice President

EXHIBIT “A”

EXHIBIT “B”

TENANT’S WORK

These specifications are prepared to aid Tenant in the coordination and approval of Tenant’s improvement plan. Tenant should refer to the building floor plans and confirm all measurements and as-built conditions by visual inspection of the Premises before starting construction. In cases where these specifications are in conflict with Landlord’s completed building plans or completed buildings, information contained in the building plans or completed buildings shall take precedence over these requirements. All work to be done by Tenant must be approved in writing by Landlord prior to the start of construction and must be coordinated so as to not interfere with Landlord’s construction. Tenant’s General Contractor must be approved by Landlord prior to the start of construction. In any jurisdiction where union labor is customary, Landlord may, as a condition of its approval of Tenant’s General Contractor, require that such General Contractor and its subcontractors be union contractors in order to facilitate the timely completion of Tenant’s Work. In the event Landlord requires union labor, there will be no exceptions.

The area of the Premises as shown on the building plans have been calculated to the exterior face of exterior walls and to the centerline of demising walls between tenant spaces. Tenant, or Tenant’s General Contractor, should verify cell dimensions.

A.	LANDLORD’S WORK - NONE. The Premises are being delivered “AS-IS”.

B.	TENANT’S WORK - All of Tenant’s Work shall be performed by Tenant at Tenant’s expense in accordance with Tenant’s final plans and specifications, as approved by Landlord. Tenant’s Work shall include all necessary architectural, engineering or design related fees, code related items, permits, special assessments or taxes relating to Tenant’s Work.

1.	Signs - Tenant shall fabricate and install, at Tenant’s expense, suitable identification sign or signs of such size, design and character as Landlord shall designate and/or approve. Location of all signs shall be determined by Landlord. Location criteria shall include proximity to Tenant’s primary entrance and suitability with architectural motif. All signs shall be in accordance with the sign criteria established by Landlord (“Sign Criteria”) and shall be installed prior to Tenant opening at a place or places designated by Landlord. Interior corner suites are required to have both a storefront sign and side sign in accordance with the Sign Criteria. Tenant/ Tenant sign contractors must provide watertight installations on exterior and interior penetrations, and cleanup of all finished surfaces. Tenant shall also be responsible for all costs associated with sign lighting. In order to assure consistency and timely installation, Landlord reserves the right to make the final connection to the sign circuit on behalf of Tenant, if Tenant’s sign contractor or General Contractor does not make the final connection, and to charge the cost back to Tenant. Tenant shall submit for Landlord’s approval one (1) shop drawing at least 60 days prior to the scheduled opening of the Premises. Plans with specifications for signs shall be submitted for approval by Landlord before fabrication.

2.	Interior Partitions – Tenant shall be responsible for any and all interior partitions, including stockroom partition and exit corridor, as well as any and all drop walls, curtain walls, lowered ceilings, soffitted areas, light covers, show window platforms, store fixtures, furnishings and accessories.

3.	Plans and Specifications - Tenant shall prepare plans and specifications for the interior improvements to the Premises showing in detail the nature and scope of work to be done by Tenant. Drawings, specifications, and samples must be submitted to Landlord as follows:

a.	Final Working Drawings – one set of bond or blue line prints 24” x 36” format. Also a digital copy (AutoCAD, dwg or pdf format).

b.	As builts – digital copy (in either (1) AutoCAD/dwg format, or (2) pdf format).

4.	Permits - Tenant’s Work must comply with all applicable building codes, state laws and local ordinances. Tenant shall be responsible for securing, at its expense, all required permits before commencing work. Tenant shall also be required to meet all state and local energy regulations and TDLR (“Texas Department of Licensing & Regulations”) requirements, at Tenant’s expense, and shall be responsible for any additions, modifications or improvements to the Premises required by local code, including, but not limited to, mop sinks, water fountains or coolers, additional restrooms, entrance vestibules, egress corridors, and the like.

EXHIBIT “B”
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5.	Tenant Contractor - No work shall be done on the Premises by Tenant until Landlord has approved Tenant’s plans and General Contractor in writing. In instances where Tenant’s Work may coincide with Landlord’s completion of the Center (as is the case of new centers or new phases), Tenant’s General Contractor shall work in conjunction with Landlord’s building contractor so that Tenant’s General Contractor does not interfere or delay the construction process of Landlord’s building. Tenant’s General Contractor must perform the work in such a manner as not to cause harm to Landlord’s Work, delay the progress of Landlord’s Work or create conflicts with labor organizations. Landlord reserves the right to cause the removal of Tenant’s General Contractor if any such labor problems arise. Tenant’s General Contractor must keep the area, HVAC system and restroom clean and free of dust and debris, with a minimum of noise and interruption to the Common Areas of the Center. Tenant’s General Contractor is responsible for keeping interior and exterior areas clean of construction debris at all times. If Tenant’s General Contractor fails or refuses to keep these areas clean at all times, Landlord reserves the right to clean these areas at Tenant’s expense. Tenant’s General Contractor must contract with Landlord’s approved vendor for all trash removal. Tenant’s General Contractor shall erect temporary partitions, dust barriers, etc. as required by Landlord to minimize impact of construction activities on the Common Areas of the Center.

6.	Utilities - Prior to the commencement of Tenant’s Work, Tenant shall make application to all appropriate utility companies and place all meters for the Premises in Tenant’s name. Tenant is responsible for all utility charges for the Premises beginning with the turnover of the space from Landlord or the start of construction, whichever is the earlier of the two. If permanent power or telephone lines are not available for any reason at Tenant turnover, it is the responsibility of Tenant/Tenant’s General Contractor to provide temporary construction power and temporary phone service (e.g., generator, cellular service, etc.). In any Center where Landlord is providing electricity directly to tenants, Tenant will be charged a one-time fee for the costs associated with calculating Tenant’s projected energy usage.

7.	Trash Removal - Tenant/Tenant’s General Contractor will be responsible for the removal of all trash and construction debris. Trash storage/removal shall be arranged through Landlord’s approved trash contractor for the Center. Tenant must use the areas designated by Landlord for location of refuse containers and must keep surrounding areas free from debris and trash.

8.	Construction Rules – Tenant will abide by and cause its General Contractor, subcontractors, agents and employees to abide by the Construction Rules and Regulations and the Site Specific Construction Rules and Regulations available to Tenant on the Center’s website (collectively, the “Construction Rules and Regulations for the Center”), including, but not limited to, those pertaining to construction fees and charges, parking, toilet facilities, safety conduct, delivery of materials and supplies, employee egress to the Center, trash storage or collection or removal and cooperation with Landlord’s architect, General Contractor and subcontractors or other agents.

9.	Tenant Handbook/ Manual - Tenant is responsible to fully comply with and shall cause its General Contractor, subcontractors, agents and employees to abide by all rules, regulations and information contained in the Center’s Tenant Handbook/ Manual, including, but not limited to, those pertaining to construction fees and charges.

10.	Special Requirements for Roof Penetrations/Slab Grade Cutting and Patching - Any work, including but not limited to, cutting, venting, sign installations or duct installations, which involves cutting into, or penetrating in any manner, the existing roof structure and/or roofing material must be performed by Landlord’s roofing contractor at Tenant’s expense. Tenant shall not permit its General Contractor or any subcontractor to perform such work. Tenant shall be liable for all damage resulting from unauthorized roof penetrations and their consequent effect on the integrity of the roof and its guarantee by the roofing manufacturer or roofing contractor. Any work which involves penetration of the building slab shall be repaired per the replacement details and methods contained in the Construction Rules and Regulations for the Center, including the patching of the Stego and waterproof sub-slab vapor membrane.

11.	Insurance - Tenant should make early arrangements with an insurance company to provide the coverage required within the Lease. Prior to the start of Tenant’s Work, Landlord, or Landlord’s Insurance Agent, must receive the certificate(s) of insurance required under the Lease (i.e., insurance required for Tenant and Tenant contractors).

EXHIBIT “B”
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Insurance Requirements. Prior to commencement of Tenant’s Work and until completion thereof, or commencement of the Lease Term, whichever is the last to occur, Tenant shall effect and maintain Builder’s Risk Insurance covering Landlord, Landlord’s General Contractor, Tenant, Tenant’s General Contractor and Tenant’s subcontractors, as their interest may appear against loss or damage by fire, vandalism and malicious mischief and such other risks as are customarily covered by a standard “All Risk” policy of insurance protecting against all risk of physical loss or damage to all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incidental to Tenant’s Work, all while forming a part of or contained in such improvements or temporary structures, or while on the Premises or within the Center, all to the actual replacement cost thereof at all times on a completed value basis. In addition, Tenant agrees to indemnify and hold Landlord harmless against any and all claims for injury to persons or damage to property by reason of the use of the Premises for the performance of Tenant’s Work, and claims, fines, and penalties arising out of any failure of Tenant or its agents, General Contractor and employees to comply with any law, ordinance, code requirement, regulation or other requirement applicable to Tenant’s Work. Tenant agrees to require all General Contractors and subcontractors engaged in the performance of Tenant’s Work to effect and maintain and deliver to Tenant and Landlord, certificates evidencing the existence of, and covering Landlord, Tenant and Tenant’s General Contractor, prior to commencement of Tenant’s Work and until completion thereof, the following insurance coverages:

a.	Workmen’s Compensation and Occupational Disease insurance in accordance with laws of the state in which the property is located and Employer’s Insurance to the limit of $100,000.00.

b.	Commercial General Liability Insurance affording protection for bodily injury, death, personal injury and property damage, and including coverage for contractual liability, independent contractors, completed operations and products liability with limits of not less than $2,000,000.00 combined single limit per occurrence.

c.	Comprehensive Automobile Liability Insurance, including coverage for “non-owned” automobiles, for property damage, bodily injury, including death resulting therefrom with limits of not less than $1,000,000.00 for any one occurrence combined single limit.

d.	Owners and contractors protective liability coverage for an amount not less than $1,000,000.00.

12.	Notice of Non-Responsibility - Landlord shall have the right to post and record a notice of non-responsibility for work being performed by Tenant within the Premises as permitted by law. Tenant shall give Landlord prompt written notice of the commencement of Tenant’s Work.

13.	Bonds or Other Security - Landlord shall have the right to require Tenant to furnish a payment bond or other security in form satisfactory to Landlord for the prompt and faithful payment of all costs and expenses incurred in the performance of Tenant’s Work. Tenant shall be responsible for promptly discharging any mechanics’ liens recorded against the Center.

14.	Certificate of Occupancy - Upon completion of Tenant’s Work, Tenant shall provide Landlord with a copy of the certificate of occupancy issued by the appropriate governmental agency for occupancy of the Premises.

15.	Construction Deposit. Prior to commencement of construction in the Premises, Tenant’s General Contractor shall deliver a damage deposit in the form of a cashier’s check in the amount of $2,500.00 made payable to Landlord. Landlord shall have the right to use all or any part of said damage deposit as reimbursement for any debris clean-up or damage caused by Tenant’s General Contractor or subcontractors to any Common Areas.

16.	Materials and Services – Prior to commencement of construction in the Premises, Tenant’s General Contractor shall deliver a cashier’s check, made payable to Landlord, as payment for materials issued to or services provided for Tenant’s General Contractor by Landlord or for work performed by Landlord for Tenant’s General Contractor at the request of Tenant’s General Contractor. Such items are itemized in the Construction Rules and Regulations for the Center and may include (but not be limited to): entrance floor tile; service door, frame and hardware; smoke detectors; temporary utilities; temporary sprinkler system (standard grid); sheetrock; temporary toilets; dumpster and trash removal; final connection and testing to Landlord’s fire system; and governmental fees.

17.	Sprinkler Review Fee - All sprinkler plans are subject to the review and approval of Landlord’s sprinkler consultant, for which Tenant will be charged a non-negotiable, one-time review fee.

EXHIBIT “B”
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C.	CLOSE-OUT REQUIREMENTS. Tenant’s Work shall be deemed completed at such time as Tenant, at its sole expense and without cost to Landlord, shall provide:

1.	Proof of Payment. Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and ~~paid for in full (and that such work has been accepted by Landlord), including the costs for Tenant’s Work that may have been done by Landlord and the costs for any other work done by Landlord which Landlord may be entitled to payment in accordance with the provisions of this Exhibit “B”, the Tenant Information Package, or elsewhere in the Lease~~, that any and all liens therefor that have been or might be filed have been discharged of record or waived, and that no security interests relating thereto are outstanding.

2.	Tenant’s Affidavit. Furnish an affidavit from Tenant listing all contractors and any material suppliers in the employ of said Tenant who have provided goods or services for the completion of Tenant’s Work in the Premises.

3.	Tenant Contractor’s Affidavit. INTENTIONALLY DELETED.

4.	Certificate of Occupancy. Furnish all certificates and other approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriter’s or similar body for the use and occupancy of the Premises.

5.	Record Drawings. INTENTIONALLY DELETED.

6.	Estoppel Certificate. Furnish a Tenant-executed estoppel certificate as may be required by Landlord or Landlord’s mortgagee.

7.	If requested by Landlord, Tenant shall provide Landlord with proof of Tenant’s compliance with Landlord’s project construction standards via a third-party inspection consultant for waterproofing, roof cuts, fire alarm rough-in, floor penetrations that require structural reinforcement, structural work involving columns, beams and foundations, and exterior wall penetrations.

8.	Texas Architectural Barriers Act. Tenant is solely responsible to comply with all regulations of the Texas Architectural Barriers Act. This includes review and approval of plans, and inspection of the Premises at completion of construction.

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EXHIBIT “B”
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EXHIBIT “C”

RULES AND REGULATIONS

1.	Tenant shall supply replacement light bulbs, ballasts, etc., for interior lighting of the Premises.

2.	Tenant shall provide and maintain adequate and functioning fire extinguisher(s) readily available within the Premises.

3.	Tenant shall provide and maintain a First Aid kit within the Premises in the event of cuts or minor injuries.

4.	Tenant shall keep the Premises in a neat and clean condition and shall maintain the Premises and Tenant’s personal property therein as an attractive shopping area in accordance with the general character of the Center. Tenant shall ensure that rugs or doormats are brushed or shaken daily.

5.	Tenant shall keep the windows of the Premises clean inside and outside. However, Tenant shall not permit the cleaning of any windows or other exterior maintenance and janitorial services to be performed except by such person(s) as shall be approved by Landlord and except during reasonable hours designated by Landlord for such purpose.

6.	Tenant shall comply with all applicable smoking regulations. No smoking shall be allowed within the Premises; customers and invitees shall be so advised when violating this rule. In Centers where smoking is permissible Tenant, and its employees shall not be permitted to smoke in the Common Areas and shall only be permitted to smoke in designated employee smoking areas. In no event shall any Tenant be permitted to burn candles or otherwise use any open flames within the Premises or any other part of the Center.

7.	Tenant shall comply with all regulations concerning the disposal of trash from the Premises and shall not throw, discard or deposit any paper, glass or extraneous matter of any kind, except in designated receptacles, or create litter or hazards of any kind. Items such as pallets, fixtures, carpet, or other construction type materials must be removed from the Center by Tenant at Tenant’s expense and shall not be disposed of in Landlord’s trash receptacles. In general, trash from daily operations should be placed in plastic garbage bags, securely tied at the top and deposited in the appropriate dumpster. No trash or boxes may be left in front of the Premises. All cartons must be crushed flat and tied in bundles. There shall be no burning of trash, refuse or waste materials.

8.	Tenant shall not deface, damage or demolish any part of the Premises or any sign, light standard or fixture, landscaping materials or other improvement within the Center, or the property of any customers, invitees or employees situated within the Center. In the event Tenant sells or distributes stickers, decals, or similar materials, and such stickers, decals or other materials are placed on buildings, windows, signs or other common areas, Tenant shall be responsible for all costs associated with the removal of such materials and/or clean-up associated therewith, including a fifteen percent (15%) overhead fee to compensate Landlord for its supervision of any such clean-up. Landlord also reserves the right to require Tenant to discontinue the sale or distribution of such materials if they become a nuisance.

9.	Tenant shall not use, permit, or suffer the use of the Premises, or any part thereof, for any purpose other than for the retail sale of the items identified in Tenant’s Lease. Specifically, but not by way of limitation, Tenant shall not use, permit, or suffer the use of the Premises, or any part thereof, as living, sleeping or lodging quarters, or other residential purpose, nor shall Tenant store or stock in the Premises any goods, wares, merchandise or other property except such as are reasonably required and permitted hereunder for the conduct of Tenant’s business in the Premises.

10.	Tenant shall operate the heating, ventilating and air conditioning system servicing the Premises in such a manner so as to provide (i) adequate heat, ventilation and air-conditioning in and to the Premises during all business hours of the Center and (ii) sufficient heat during all other times so as to prevent freezing of all pipes within the Premises.

11.	Tenant shall not carry on any trade or occupation or operate any instrument or apparatus or equipment which emits any odor or causes any noise or sound discernible outside the Premises and/or which may be deemed offensive in nature. Tenant shall not use any televisions, flashing lights or other devises in a manner so as to be seen outside of the Premises. Tenant shall not install or permit to be installed in, on or about the Premises any audio, video or radio transmitting equipment, diathermy equipment, x-ray equipment or any other material or equipment which would cause any interference with, or interruption of, electronic reception or transmission anywhere in the Center.

12.	Tenant shall not obstruct the passageways, driveways, walks, roadways, exits and entries in, to, from and through any part of the Center used in common with other tenants. Where the Center walkways are wide enough to permit open doors, Landlord will permit Tenants to keep doors open in fair weather, provided (i) an approved doorstop is utilized when the doors are propped open, and (ii) outside temperatures do not exceed 90 degrees (typically exceeding a 15-degree temperature differential between inside HVAC temperatures and outside temperatures). During times when outside temperatures exceed 90 degrees, or as otherwise reasonably required by Landlord, doors must be closed. Landlord’s security personnel will be authorized to close doors that they observe to be propped open during these times.

EXHIBIT “C”
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13.	Tenant shall cause all trucks servicing it to load and unload prior to or after the hours of the Center opening for business to the general public.

14.	Tenant shall promptly execute and deliver whatever instruments may be required to carry out the intent of any provision of the Lease.

15.	Tenant shall not use any Common Area for any purpose, other than ingress, egress and parking, and such other common purposes as may be designated by Landlord from time to time. Tenant, its employees and/or agents, shall not solicit business in the parking or other Common Areas, nor shall Tenant, its employees or its agents, distribute any handbills or other advertising matter in or on the parking or other Common Areas, or in or on any automobiles parked therein, except as may be expressly permitted by Landlord in each instance.

16.	Tenant shall be open for business during the days and hours established by Landlord, which days and hours may be changed from time to time at Landlord’s discretion.

17.	Tenant shall not use the plumbing facilities for any purpose other than that for which they are constructed, and no grease, paint or foreign substance of any kind shall be disposed of therein, and the expense of any breakage, stoppage, damage or environmental clean-up mitigation efforts (whether on or off the Premises) resulting from any breach thereof shall be borne by Tenant.

18.	Tenant shall not operate in or on the Premises or in any part of the Center an ATM or any coin or token operated vending machine or similar device for the sale of merchandise (including, without limitation, pay lockers, pay toilets, scales, amusement devices, and machines for the sale of beverages, foods, candy, cigarettes, or other commodities.

19.	Tenant shall not place or maintain any display of merchandise, or otherwise conduct any business (including, with limitation, the storage of any merchandise or other property of Tenant), in any areas of the Center outside of the Premises without the express permission of Landlord.

20.	Tenant shall keep its display windows and sales areas illuminated and its signs and exterior lights lighted each and every day of the Lease Term during the hours designated by Landlord.

21.	Tenant or its agents shall not enter upon or have access to any roof at the Center without Landlord’s express prior consent in each instance.

22.	If the Premises are or become infested with insects, pests or vermin, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be approved by Landlord.

23.	Tenant shall require its employees to park in any designated “Employee Parking Area” as directed by Center Management. Landlord shall be required to issue no more than one written warning per employee violation of this provision and may thereafter levy a fine of Fifty Dollars ($50.00) per occurrence, which shall be billed to Tenant as additional rent. After issuance of a written warning pursuant to the foregoing provision, Landlord, at its sole discretion, shall have the right to cause an employee’s illegally parked car to be towed at the owner’s expense. Further, vehicles operated by Tenant’s Employees shall be subject to all regulations, limits, and ordinances imposed by the Center or any governing authority.

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EXHIBIT “C”
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